UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

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ULTA BEAUTY, INC.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

When?	Where?	Who?

10:00 am CDT on Thursday, June 1, 2023	Virtual meeting at www.virtualshareholdermeeting.com /ULTA2023	Stockholders of Record as of April 4, 2023

Meeting Agenda

Proposals	Board Recommendation	For more information
1. To elect Michelle L. Collins, Patricia A. Little, Heidi G. Petz, and Michael C. Smith as Class I Directors	FOR (all nominees)	Page 10
2. To approve an amendment to our Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors	FOR	Page 19

3.

To approve amendments to our Bylaws to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors and, if Proposal 2 is approved, with or without cause

	FOR	Page 21
4. To approve an amendment to our Certificate of Incorporation to replace all supermajority voting standards for amendments to the Certificate of Incorporation with a majority standard	FOR	Page 22
5. To approve an amendment to our Bylaws to replace all supermajority voting standards for amendments to the Bylaws with a majority standard	FOR	Page 23
6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2023, ending February 3, 2024	FOR	Page 24
7. To vote on an advisory resolution to approve the Company’s executive compensation	FOR	Page 54
8. To vote on the frequency of future advisory votes on the Company’s executive compensation	1 YEAR	Page 56

We will also consider any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Virtual Meeting

We are holding the 2023 annual meeting online, in a virtual meeting (via live webcast) format. You will not be able to attend the annual meeting physically. You or your proxyholder can participate, vote, and examine our stockholder list at the annual meeting by visiting www.virtualshareholdermeeting.com/ULTA2023 and using your control number found on your proxy card. We believe that a virtual format provides improved communication and the opportunity for participation by a broader group of our stockholders, while reducing costs associated with planning, holding, and arranging logistics for an in-person meeting. In addition, hosting a virtual annual meeting reduces the environmental impact of our annual meeting.

Voting

Stockholders of Ulta Beauty as of the record date are entitled to vote, as follows:

Internet	Telephone	Mail
www.proxyvote.com for beneficial ownership	1-800-690-6903 for beneficial ownership	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:
www.proxyvote.com for registered ownership up until 11:59 pm CDT, on May 31, 2023	or 1-800-690-6903 for registered ownership up until 11:59 pm CDT, on May 31, 2023	For beneficial ownership: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	For registered ownership: Proxy Services C/O American Stock Transfer & Trust Company PO BOX 505008 Louisville, KY 40233 9814

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the notice of internet availability of proxy materials you received in the mail. If you received paper copies of the proxy materials, kindly vote by internet or telephone by following the instructions set forth on the enclosed proxy card or mark, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope (which is postage prepaid, if mailed in the United States). Even if you have given your proxy, you may still revoke your proxy and vote by attending the virtual meeting online. Please note, however, that if your shares are held by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain, from your broker, bank, or other nominee, the record holder, and submit a legal proxy issued in your name. For specific instructions on voting, please refer to the section, Questions and Answers — Voting Information/page 66.

If you have any questions or need assistance voting, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 800-5190
Banks and Brokers may call collect: (212) 750-5833

Proxy Materials

This Notice of Annual Meeting, proxy statement, and form of proxy are being distributed and made available around April 20, 2023.

By order of the Board of Directors.

Jodi J. Caro
General Counsel, Chief Risk & Compliance Officer and Corporate Secretary

CORPORATE GOVERNANCE	1

Proposal One — Election of Directors	8

Information About Our Director Nominees	10

Information About Our Directors Continuing in Office	12

Non-Employee Director Compensation for Fiscal 2022	16

Proposal Two — Amendment to our Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors	19

Proposal Three — Amendments to our Bylaws to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors and, if Proposal 2 is approved, with or without cause	21

Proposal Four — Amendment to our Certificate of Incorporation to replace all supermajority voting standards for amendments to the Certificate of Incorporation with a majority standard	22

Proposal Five — Amendment to our Bylaws to replace all supermajority voting standards for amendments to the Bylaws with a majority standard	23

Proposal Six — Ratification of Appointment of Independent Registered Public Accounting Firm	24

Fees to Independent Registered Public Accounting Firm	25

Audit Committee	26

Report of the Audit Committee of the Board Of Directors	27

Compensation Committee	28

Report of the Compensation Committee of the Board Of Directors	30

COMPENSATION DISCUSSION AND ANALYSIS	31

Proposal Seven — Advisory Resolution on Executive Compensation	54

Proposal Eight — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	56

CEO Pay Ratio	57

Pay Versus Performance	57

STOCK OWNERSHIP	62

CERTAIN RELATIONSHIPS AND TRANSACTIONS	65

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	66

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 1, 2023. The proxy statement and Annual Report to Stockholders for the year ended January 28, 2023 are available at https://ulta.com/investor. Brokers cannot vote for Proposals 1, 2, 3, 4, 5, 7 or 8 without your instructions.

We are furnishing proxy materials to our stockholders primarily via the internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the 2023 Annual Meeting of Stockholders (sometimes referred to as the “Annual Meeting”), and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

F

C	orporate Governance

The Board of Directors (sometimes referred to as the “Board”) of Ulta Beauty, Inc. (“Ulta Beauty,” the “Company,” “we,” “us” or “our”) is committed to excellence in governance. As part of this commitment and in the spirit of improving always (which is one of Ulta Beauty’s Values), the Board continues to take additional steps to enhance our corporate governance practices, policies, structures, and functioning, taking into account ongoing corporate governance trends, peer practices, and views and perspectives of our stakeholders. As a result, the Board has considered certain provisions in the Company’s Certificate of Incorporation and Bylaws and determined that it would serve the best interests of our stockholders to:

●	Amend our Certificate of Incorporation to declassify the Board and provide for the annual election of the entire Board of Directors for one-year terms, such that the Board will be fully declassified by the 2025 Annual Meeting of Stockholders;
●	Amend our Bylaws to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors and, if the Board declassification proposal is also approved, with or without cause;
●	Amend our Certificate of Incorporation to replace all supermajority voting standards for amendments to the Certificate of Incorporation with a majority standard; and
●	Amend our Bylaws to replace all supermajority voting standards for amendments to the Bylaws with a majority standard, at the Annual Meeting.

Each of these proposals (Proposals 2, 3, 4 and 5) are more fully described below. These changes are in addition to the following improvements made:

●	Updating our Governance Guidelines to better express our commitment to diversity;
●	Implementing an age limit for our directors to encourage board refreshment;
●	Refreshing our Board by adding six new directors in the last five years, expanding our expertise, and enhancing our diversity in multiple dimensions. Our Board is comprised of 55% women, including our Board Chair, and is 36% diverse;
●	Updating the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee to enhance risk oversight, better express our commitment to diversity, and address oversight of environmental, social, and governance (“ESG”) risks;
●	Enhancing the Company’s policy prohibiting use of corporate funds to support political campaigns and publishing the updated policy on our website for more convenient access to stockholders and others;
●	Publishing our first annual ESG report in 2020 and providing stockholders with expanded disclosures across our four key pillars: People, Product, Environment, and Community in successive reports; and
●	Proactively engaging with our stockholders to seek feedback on our ESG reporting and related disclosures, including our governance practices.

Our Board and the Company will continue to strive for excellence in governance and appreciates your support of these and the other proposals in this proxy statement.

Corporate Governance

Board Leadership Structure

The Corporate Governance Guidelines of Ulta Beauty provide that the offices of the Chief Executive Officer (“CEO”) and the Chair of the Board of Directors may be either combined or separated at the discretion of the Board. We currently separate the roles of CEO and Chair of the Board, and our Board is led by an independent, non-executive Chair. We believe separating the roles of CEO and Chair enhances the accountability of the CEO to the Board, strengthens the Board’s independence from management, and ensures a greater role for the independent directors in the oversight of the Company. In addition, it allows our CEO to focus his efforts on running our business and managing our Company in the best interests of our stockholders, while the Chair provides guidance to the CEO and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chair presides over meetings of the full Board as well as executive sessions (without management), which the Board generally holds several times a year.

Our Corporate Governance Guidelines also provide that a majority of the independent directors will select a lead independent director when the Chair does not qualify as an independent director. In the event that a lead independent director is designated, his or her duties would include: assisting the Chair of the Board and Board of Directors in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines; coordinating the agenda for and moderating sessions of the Board’s non-management directors; and facilitating communications between the non-management directors and the other members of the Board and the management of the Company.

The Board believes that the current Board leadership structure with separate CEO and Chair roles is in the best interests of the Company and its stockholders at this time. The Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as combining the Chair and CEO roles, might be appropriate. Accordingly, the Board periodically reviews its leadership structure. Our Corporate Governance Guidelines provide the flexibility for the Board to modify or continue its leadership structure in the future, as it deems appropriate.

Independence

Board member independence is an essential element of Ulta Beauty corporate governance. The Board of Directors determined each current non-employee director is free of any relationship that would interfere with the ability to exercise independent judgment with regard to Ulta Beauty. Each member of, and nominee for, the Board of Directors is independent other than David C. Kimbell, our CEO. Each member of the Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee satisfies the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”).

Corporate Governance

Board of Directors Meetings and Committees

During the fiscal year ended January 28, 2023 (“fiscal 2022”), the Board of Directors held seven meetings. The Board of Directors has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. During fiscal 2022, no incumbent director attended less than 75% of the aggregate meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively. Directors are invited and expected to attend the Annual Meeting of Stockholders, and all our directors then in office attended our 2022 Annual Meeting of Stockholders.

The following table provides the composition of each of our committees as of April 4, 2023:

Director	Nominating and Corporate Governance Committee (1)	Audit Committee (2)	Compensation Committee (3)
Lorna E. Nagler*
Michelle L. Collins
Kelly E. Garcia
Catherine A. Halligan
David C. Kimbell
Patricia A. Little
Michael R. MacDonald
George R. Mrkonic
Heidi G. Petz**
Gisel Ruiz
Michael C. Smith

Committee Chair	Member	* Non-Executive Chair of the Board

** As a new director, Ms. Petz will observe all committees until June 2023 when she will be appointed to serve on a specific committee(s).

1.	Additional information regarding the Nominating and Corporate Governance Committee can be found starting on page 4.
2.	Additional information regarding the Audit Committee can be found starting on page 26.
3.	Additional information regarding the Compensation Committee can be found starting on page 28.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Management is responsible for the Company’s day-to-day risk management activities and processes, and our Board’s role is to engage in informed oversight of, and provide guidance with respect to, such risk management activities and processes. The Board recognizes that a fundamental part of risk management is not only understanding the risks our Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. As such, the Board focuses on understanding the nature of our enterprise risks, including operational, financial, legal and regulatory, cybersecurity, strategic, and competitive, as well as climate related and environmental risks, and reputational risks. The Board also focuses on understanding the adequacy of our risk assessment and risk management processes. To facilitate such an understanding, the Board and its committees receive regular management updates on our business operations, financial results, and strategy, and the Board discusses and provides guidance with respect to risks related to those topics.

Corporate Governance

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management, including the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

The Audit Committee oversees risks associated with financial accounting and audits, internal control over financial reporting, as well as data privacy, cybersecurity, and other technology risks. The Audit Committee assists the Board in its oversight by discussing with management the Company’s risk assessment and management policies, the Company’s major and emerging risk exposures, including significant financial risk exposures, and the actions taken by management to limit, monitor or control such exposures.

The Compensation Committee oversees risks relating to the Company’s compensation policies and practices. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Compensation Committee oversees risks relating to the Company’s development and implementation of human capital development plans, as well as succession planning practices to foster sufficient management depth at the Company to support its continued growth and talent needed to execute long-term strategies. In addition, the Compensation Committee is also responsible for reviewing with management the Company’s policies, practices, and strategies relating to human capital management as they relate to the Company’s workforce generally, including policies and strategies regarding recruiting, selection, talent development, progression and retention, succession planning, workplace health and safety, culture and engagement, as well as diversity, equity, and inclusion.

The Nominating and Corporate Governance Committee oversees the implementation of the Company’s Code of Business Conduct and monitors compliance therewith. This oversight includes monitoring compliance with the Company’s recently enhanced policy prohibiting use of corporate funds to support political campaigns. The Nominating and Corporate Governance Committee also periodically reviews the ESG strategies, policies, risks, practices, goals, and programs, including through the Company’s annual ESG Report, except where delegated to other Board committees. In addition, the Nominating and Corporate Governance Committee oversees implementation of the Company’s Corporate Governance Guidelines, board evaluation process, and the process for recommending candidates to the Board of Directors for nomination as directors and membership on committees of the Board.

Director Age Limit

Our Corporate Governance Guidelines currently provide that any director who reaches the age of 75 years in the first year of his or her three-year term will not be eligible to stand for election unless the Nominating and Corporate Governance Committee, after evaluation of the continued appropriateness of Board membership in light of all of the circumstances, decides to recommend to the Board that an exception be made. In addition, any director who reaches the age of 75 years in the second or third year of his or her three-year term will, promptly following such director’s 75th birthday, submit to the Board his or her resignation from the Board. In this situation, the Nominating and Corporate Governance Committee will consider the resignation submitted, evaluate the continued appropriateness of Board membership in light of all of the circumstances and recommend to the Board whether to accept such director’s resignation or request that the director continue to serve. If such resignation is accepted by the Board, it will be effective at the next annual meeting of stockholders following the resignation.

If the stockholders approve Proposals 2 and 3 (which are discussed below) at the Annual Meeting, the Board will revise this provision of our Corporate Governance Guidelines to reflect the declassification of the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee acts under a written charter approved by the Board of Directors that is reviewed regularly and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website at https://ulta.com/investor. The primary responsibility of the Nominating and Corporate Governance Committee is to recommend to the Board of Directors candidates for nomination as directors and membership on committees of the Board. The Committee reviews the performance and independence of each director, and in appropriate circumstances, may recommend the removal of a director. The Committee oversees the evaluation of the Board of Directors and the committees of the Board and makes recommendations to improve performance. The Committee also recommends policies with respect to corporate governance to the Board of Directors.

Corporate Governance

During fiscal 2022, the Nominating and Corporate Governance Committee was composed of the following independent directors: Ms. Collins (until June 1, 2022), Ms. Halligan, Mr. MacDonald (effective June 1, 2022), Mr. Mrkonic (effective June 1, 2022), and Mr. Smith (effective June 1, 2022), and former independent directors Ms. Blount and Mr. Heilbronn (both until June 1, 2022). Mr. Mrkonic serves as the current Chair of the Committee. The Nominating and Corporate Governance Committee met six times during fiscal 2022.

Nominating and Corporate Governance Committee Charter

The Nominating and Corporate Governance Committee charter identifies the roles and responsibilities that govern the Committee, such as:

●	identifying and evaluating qualified candidates to become Board members;
●	selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);
●	selecting candidates to fill any vacancies on the Board;
●	reviewing the composition of the Committees of the Board and making recommendations to the Board regarding the selection of the members of the Committees;
●	overseeing the implementation of and monitoring compliance with Ulta Beauty’s Code of Business Conduct (other than with respect to accounting or auditing issues that the Audit Committee oversees);
●	reviewing the Company’s ESG strategies, policies, practices, goals, and programs, including through the Company’s annual ESG Report, except where delegated to other Board Committees. Such review includes a review of the Company’s risks related to ESG;
●	overseeing the evaluation of the Board and the Committees of the Board; and
●	periodically reviewing the Company’s Corporate Governance Guidelines and other governance policies.

Corporate Governance

Nomination Process — Qualifications

Pursuant to its charter, the Nominating and Corporate Governance Committee annually assesses the experience, expertise, capabilities, skills, and diversity of the members of the Board, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, individually and collectively, and considers these factors when evaluating director candidates.

What We Do:

We review the skills and characteristics of the board directors

The Nominating and Corporate Governance Committee is responsible for reviewing the appropriate skills and characteristics in the context of prevailing business conditions and, in its nominating committee capacity, for making recommendations regarding the size, composition, and desired complementary skill sets of the Board of Directors, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

We search for appropriate candidates based on recommendations

We consider potential director candidates recommended by current directors, officers, associates (i.e., employees), and others. We also consider all stockholder recommendations for candidates for the Board of Directors. Stockholders who want to suggest a candidate for consideration should send a written notice, addressed to the Corporate Secretary. We have periodically engaged the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill, or background.

We interview candidates and deliberate

The Nominating and Corporate Governance Committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to potential candidates, as well as appropriate due diligence, and we review such materials to determine the qualifications, experience, and background of the candidates. Final candidates are typically interviewed by members of the Committee and other members of the Board, as appropriate. After review and deliberation of all feedback and data, the Committee makes a recommendation to the full Board of Directors regarding who should be nominated by the Board of Directors.

Key Objectives and Considerations:

The objective of the Nominating and Corporate Governance Committee is to create and sustain a Board of Directors that brings to Ulta Beauty a variety of perspectives and skills derived from high-quality business and professional experience and that has the appropriate skills and experience to oversee execution of UIta Beauty’s strategic plan. Both the Board and the Nominating and Corporate Governance Committee believe that it is essential for Board members to represent diverse viewpoints, backgrounds, experiences, expertise, and skill sets, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, differences in professional experience, education, skill, and other individual qualities and attributes that contribute to an active, effective Board.

Corporate Governance

We value our stockholders’ input and encourage them to nominate candidates. To submit a candidate, please follow the process outlined under the Nomination of Directors header in the Questions and Answers section of this proxy statement.

The Committee evaluates each individual in the context of our Board of Directors as a whole with the objective of assembling a group that can best perpetuate the success of our Company and represent stockholder interests through the exercise of sound judgment. The Nominating and Corporate Governance Committee recommends those candidates who possess the highest personal and professional integrity, have prior experience in corporate management and the industry, maintain academic or operational expertise in an area of our business, and demonstrate practical and mature business judgment.

Our Board of Directors has also adopted proxy access for director nominees. Proxy access means that any stockholder or group of up to 20 stockholders owning 3% or more of our common stock continuously for at least three years may nominate and include in our proxy materials director nominees totaling up to the greater of two directors or 20% of the Board. For more information about proxy access, see the Nomination of Directors header in the Questions and Answers section of this proxy statement.

Code of Business Conduct

All Ulta Beauty associates, officers, and members of the Board of Directors must always act ethically and in accordance with the Ulta Beauty Code of Business Conduct. All corporate associates, officers, and members of the Board of Directors have signed a certificate acknowledging that they have read, understand, and will continue to comply with the policy, and all corporate associates and officers are required to read and acknowledge this policy on an annual basis. Ulta Beauty includes the Code of Business Conduct in new hire materials for all corporate associates. The policy is published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor.

Corporate Governance Guidelines

Our Board of Directors adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines have been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor.

Director Ownership Guidelines

Our Board of Directors has adopted share ownership guidelines that each non-employee director should hold shares of our common stock or restricted stock units with a value equal to five times the annual cash retainer paid to non-employee directors by the fifth anniversary of the date the guidelines became effective for each director. As of January 28, 2023, each non-employee director serving for at least five years met or exceeded the ownership guideline.

Stockholder Communication

We welcome communication from stockholders. Any stockholder can communicate in writing with the Board of Directors on matters pertaining to Ulta Beauty by addressing their comments to the Board of Directors, c/o General Counsel, Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440, or by e-mail at InvestorRelations@ulta.com. Our General Counsel will review all correspondence addressed to our Board of Directors, or any individual director, and will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of such communication. Our General Counsel will also forward any stockholder correspondence which is more suitably directed to management to the appropriate member(s) of the management team. In addition, upon request of the Board, our General Counsel will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review.

Corporate Governance

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Certificate of Incorporation currently provides that our Board of Directors is divided into three classes, designated Class I, Class II, and Class III, with each class consisting, as nearly as possible, of one-third of the total number of directors. Each class serves a three-year term with one class being elected at each year’s annual meeting of stockholders. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until that director’s successor is elected and qualified.

The Board of Directors is presently composed of eleven members, ten of whom are non-employee, independent directors. Each director was elected to the Board of Directors to serve until a successor is duly elected and qualified or until his or her resignation, removal, or death.

The Board is seeking stockholder approval at the Annual Meeting to declassify the Board and provide for the annual election of directors (see Proposals 2 and 3 below). If the stockholders elect the four nominees proposed by the Board and also approve Proposals 2 and 3, each such director will hold office for a one-year term expiring at the 2024 Annual Meeting of Stockholders. However, if the stockholders elect the four nominees proposed by the Board, but do not approve Proposals 2 and 3, each such director will hold office for a three-year term expiring at the 2026 Annual Meeting of Stockholders.

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the nominees for election. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether the nominees have been elected.

Summary of Qualifications and Experience of Director Nominees and Directors Continuing in Office

The following tables highlight the most relevant areas of specific experience, qualifications, attributes, skills, and background information, including average age, gender identity, race or ethnicity, and sexual orientation, where self-disclosed, that the Board considered for each director nominee and each director continuing in office. In addition to executive leadership, which all our directors possess, a particular director may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated as one of the most relevant below.

	Governance	Finance	Retail	E-commerce & Digital/ Technology	Distribution	Marketing	Strategy	Operations	Cybersecurity/ Privacy	International
Lorna E. Nagler	✔		✔					✔
Michelle L. Collins	✔	✔			✔
Kelly E. Garcia				✔					✔	✔
Catherine A. Halligan			✔	✔			✔
David C. Kimbell				✔		✔	✔
Patricia A. Little		✔				✔				✔
Michael R. MacDonald		✔	✔					✔
George R. Mrkonic	✔	✔					✔
Heidi G. Petz			✔			✔	✔
Gisel Ruiz			✔					✔		✔
Michael C. Smith			✔	✔	✔

Corporate Governance

Board Diversity Matrix (As of June 1, 2023*)

Total Number of Directors	11
				Did Not
	Female	Male	Non-Binary	Disclose Gender
	(#)	(#)	(#)	(#)
Part I: Gender Identity
Directors	6	5	-	-
Part II: Demographic Background
African American or Black	1	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	1	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	4	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	1
Did Not Disclose Demographic Background	-
Part III: Other
Directors' Average Tenure (Years)	5.2
Directors' Average Age (Years)	58.9
Independent Directors	10

*Assumes all directors standing for election are elected

Corporate Governance

INFORMATION ABOUT OUR DIRECTOR NOMINEES

What are you voting on?

You are being asked to elect Michelle L. Collins, Patricia A. Little, Heidi G. Petz, and Michael C. Smith as Class I Directors for terms to expire either at the 2024 Annual Meeting of Stockholders if Proposals 2 and 3 are approved by the stockholders, or at the 2026 Annual Meeting of Stockholders if Proposals 2 and 3 are not approved by the stockholders, and until their successors are elected and qualified or until their resignation, removal, or death.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Class I Nominees For Election:

Michelle L. Collins	Patricia A. Little
Age: 63 Director Since: 2014	Age: 62 Director Since: 2019

EXPERIENCE

Ms. Collins is a member of the boards of Ulta Beauty, Inc., Canadian Imperial Bank of Commerce and CIBC Bancorp USA/CIBC Bank USA, and Ryan Specialty, LLC. She previously served on several other public and private company boards.

Ms. Collins is a member of the Board and Executive Committee of the Economic Club of Chicago. Professional affiliations include the Global Risk Institute, Executive Women on Boards, and The Chicago Network. She also serves on several non-profit boards, including Chair of the National Louis University, the Museum of Science and Industry, and Navy Pier, Inc.

Ms. Collins is President of Cambium LLC. In 1997, she co-founded Svoboda, Collins LLC, a private equity firm, where she served as Managing Director from 1998 to 2006 and is now a member of the firm’s Advisory Board. From 1992 to 1997, she was a principal in the Corporate Finance Department at William Blair & Company, LLC, where she focused on specialty retail, direct-to-consumer and distribution businesses.

QUALIFICATIONS

The Board benefits from Ms. Collins’ extensive experience serving on both private and public company boards. That and her prior committee experience makes her a valued member of the Board and member of our Audit and Compensation Committees. Ms. Collins’ experience evaluating, investing in, monitoring, and exiting private equity investments as well as advising growth companies as an investment banker also enhances her value to our Board.

EXPERIENCE

Ms. Little served as the Senior Vice President and Chief Financial Officer of The Hershey Company from 2015 until her retirement in May 2019. Prior to joining Hershey, she was the Executive Vice President and Chief Financial Officer at Kelly Services, Inc. from 2008 to 2015 and before that she spent 24 years with Ford Motor Company holding a variety of leadership roles.

Ms. Little currently serves as a member of the Board of Directors of McCormick and Company Inc. and is a member of its Nominating/Corporate Governance Committee.

QUALIFICATIONS

The Board benefits from Ms. Little’s deep financial and leadership expertise and insights gained from her more than 30 years of experience with consumer-oriented and brand-driven companies. This experience and her other board service experience makes her a valued member of our Audit Committee.

Corporate Governance

Heidi G. Petz	Michael C. Smith
Age: 47 Director Since: 2022	Age: 53 Director Since: 2019

EXPERIENCE

Ms. Petz is the President and Chief Operating Officer of The Sherwin-Williams Company, where she is responsible for all Sherwin-Williams operating segments, which include The Americas Group, the Performance Coatings Group, the Consumer Brands Group, as well as the Global Supply Chain organization. She joined Sherwin-Williams when the company acquired The Valspar Corporation in 2017. Prior to joining Sherwin-Williams and Valspar, Ms. Petz held various leadership roles with Newell Rubbermaid, Target Corporation, and PricewaterhouseCoopers. Ms. Petz holds a bachelor’s degree in Business and Leadership from the University of Richmond and an MBA from Loyola University Maryland.

QUALIFICATIONS

The Board benefits from Ms. Petz’s more than 25 years of professional experience in a variety of industries including both commercial and consumer facing businesses. In addition, Ms. Petz brings strong leadership and operational experience including expertise with consumer brands and supply chain.

EXPERIENCE

Mr. Smith is the General Partner and co-founder of Footwork Capital, an early stage venture capital firm. Mr. Smith was the President, Chief Operating Officer and interim Chief Financial Officer of Stitch Fix, Inc., an online personal styling platform with millions of clients, overseeing operations, styling, client experience, and finance, until January 2021. He previously served in various executive positions at Stitch Fix, including as Chief Operating Officer from June 2012 to March 2016 and from September 2017 to October 2018. From 2003 to 2012, Mr. Smith served in a variety of capacities at Walmart.com, including Vice Presidents from 2008 to 2010 and Chief Operating Officer from 2010 to 2012. Mr. Smith currently serves as a member of the Board of Directors of MillerKnoll, Inc., and is a member of its Audit Committee.

QUALIFICATIONS

The Board benefits from Mr. Smith’s more than 27 years of professional experience, with deep retail experience and a strong understanding of data analytics and logistics through a customer-centric lens. In addition, his operational leadership experience makes him a valued member of our Nominating and Corporate Governance Committee.

Corporate Governance

INFORMATION ABOUT OUR DIRECTORS CONTINUING IN OFFICE

Class II Directors Continuing in Office Until the 2024 Annual Meeting:

Catherine A. Halligan	David C. Kimbell
Age: 59 Director Since: 2012	Age: 56 Director Since: 2021

EXPERIENCE

Ms. Halligan has served as an Advisor/Consultant to Chanel Inc. since January 2014 and Narvar Inc. since February 2013. Since January 2019, she has served as a non-executive director of Ferguson plc, a foreign private issuer listed on both the NYSE and the London Stock Exchange and is in the FTSE 100 index of listed companies, including as a member of the Audit, Nominating and Governance, Remuneration, and Technology Committees. Ms. Halligan also serves as a non-executive director of Driven Brands Holdings, Inc., a controlled company listed on the NASDAQ, and serves as Chair of its Compensation Committee. Ms. Halligan previously served as a member of the Board of Directors of FLIR Systems, Inc. between March 2014 and its merger with Teledyne in May 2021, including as Chair of the Compensation Committee and a member of its Audit Committee.

Ms. Halligan held Senior Executive level positions with a SaaS software company and prominent retailers. She served as an Advisor from January to April 2012 and Senior Vice President, Sales & Marketing from July 2010 to December 2011 of PowerReviews Inc., a leading SaaS software for customer reviews and social commerce. Prior to joining PowerReviews Inc., from 2005 to 2010, she was an Officer, and served in various executive positions with Walmart, including Chief Marketing Officer of Walmart from 2007 to 2009 and Vice President Market Development, Global eCommerce of Walmart.com from 2009 to 2010. From 2000 to 2005, Ms. Halligan served as an Associate Partner at Prophet, a global strategy consultancy. From 1996 to 1999, Ms. Halligan held Executive retail management positions with Williams Sonoma Inc., including Vice President and General Manager, Internet and Vice President, Marketing. Ms. Halligan also has previous retail experience with Blue Nile, Inc. and the Gymboree Corporation. Ms. Halligan began her career as a Marketing and Planning analyst for Lands’ End from 1987 to 1991.

QUALIFICATIONS

With over 20 years of experience in marketing, digital, and e-commerce in the retail and SaaS software industries, Ms. Halligan provides valuable insight and expertise on strategic marketing issues, digital technology, and omnichannel business capabilities. In addition, Ms. Halligan’s business experience with large retail companies and software companies makes her a valued member of our Nominating and Corporate Governance Committee and Chair of our Compensation Committee.

EXPERIENCE

Mr. Kimbell has been our Chief Executive Officer since June 2021. Previously, he served as our President from December 2019 until June 2021, our Chief Merchandising and Marketing Officer from March 2015 until December 2019 and Chief Marketing Officer from February 2014 until March 2015. Prior to joining Ulta Beauty, he was Chief Marketing Officer and Executive Vice President at U.S. Cellular since February 2011. From 2008 to 2010, Mr. Kimbell served as Chief Marketing Officer and Senior Vice President of Seventh Generation, a producer of environmentally friendly household products. From 2001 to 2008, Mr. Kimbell held various positions at PepsiCo, Quaker Food Division, including Vice President of Marketing. Mr. Kimbell held a number of brand management roles in the Beauty Division of The Procter and Gamble Company from 1995 to 2001.

QUALIFICATIONS

As the Chief Executive Officer of the Company, Mr. Kimbell is able to provide the Board with valuable insight regarding the Company’s operations, its management team, and associates as a result of his day-to-day involvement in the operations of the business. Additionally, Mr. Kimbell brings over 25 years of operational and leadership experience in retail and consumer-driven businesses to the Board, so the Board benefits from his extensive merchandising and marketing expertise as well as his deep understanding of the beauty industry and the strategies needed to operate successfully in our evolving omnichannel and digital environment. In addition, Mr. Kimbell’s demonstrated leadership skills combined with his focus on inclusivity and sustainability provides valuable perspectives and insights to the Board.

Corporate Governance

George R. Mrkonic	Lorna E. Nagler
Age: 70 Director Since: 2015	Age: 66 Director Since: 2009

EXPERIENCE

Mr. Mrkonic is the retired Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps, and gifts. He is also the retired President and Vice Chairman of Borders Group, Inc. having served as Director from 1994 to 2004, Vice Chairman from 1994 to 2002, and President from 1994 to 1997. He began his retail career in 1978 and has led several retail companies including Herman’s Sporting Goods, Eyelab, Kmart’s Specialty Retailing Group, and Borders. Mr. Mrkonic currently serves as a Director and member of the Audit and Compensation Committees of AutoZone, Inc. In the last five years he has also served on the board of directors of Brinker International.

QUALIFICATIONS

Mr. Mrkonic’s more than 30 years of experience in the retail industry as well as his knowledge and skills as a senior executive and director of large public companies brings a broad understanding of the complex strategic, governance, and financial issues facing large public companies in the current economic environment to our Board and to his role as Chair of our Nominating and Corporate Governance Committee.

EXPERIENCE

Ms. Nagler has served as a member of the Board of Directors of Hibbett Sports since June 2019 and is the chair of its Compensation Committee. In July 2020, she was appointed to the Wisconsin Foundation and Alumni Association Board as a member of their Audit Committee. Ms. Nagler was President of Bealls Department Stores, Inc. from January 2011 to January 2016. She served as President, Chief Executive Officer and director of Christopher & Banks Corporation, a specialty retailer of women’s clothing, from August 2007 to October 2010. From 2004 to 2007, Ms. Nagler was President of Lane Bryant, a division of Charming Shoppes, Inc., a women’s apparel company. From 2002 to 2004, she was President of Catherines Stores, also a division of Charming Shoppes, Inc. From 1996 to 2002, Ms. Nagler held various retail management positions with Kmart Corporation, including Senior Vice President, General Merchandise Manager of Apparel and Jewelry, Divisional Vice President and General Merchandise Manager of Kids and Menswear. From 1994 to 1996, Ms. Nagler was a Vice President, Divisional Merchandise Manager for Kids “R” Us. Ms. Nagler also has previous retail experience with Montgomery Ward and Main Street Department Stores.

QUALIFICATIONS

With years of experience as a senior level executive in a wide variety of retail companies, including as the President and Chief Executive Officer of a public retail company, Ms. Nagler provides considerable expertise on strategic, management, and operational issues facing a multi-state retailer. Running a public company gave Ms. Nagler front line exposure to many of the issues facing public retail companies, particularly on the operational, financial, and corporate governance fronts. The Board also benefits from Ms. Nagler’s extensive experience in the retail industry and the informed perspectives such experience facilitates. Additionally, her past role as President and Chief Executive Officer positions her well to serve as our Board Chair.

Corporate Governance

Class III Directors Continuing in Office Until the 2025 Annual Meeting:

Kelly E. Garcia	Michael R. MacDonald
Age: 48 Director Since: 2022	Age: 71 Director Since: 2012

EXPERIENCE

Mr. Garcia is the Executive Vice President and Chief Technology Officer of Domino’s Pizza, where he is responsible for providing the company’s technology vision and leadership as well as developing and implementing strategic technology initiatives to support and improve the business globally, since July 2012. His broad technology experience includes global e-commerce, loyalty, innovation, and global software product development. Prior to joining Domino’s, Mr. Garcia was Vice President of Business Intelligence and North American Operations for R. L. Polk & Company.

QUALIFICATIONS

The Board benefits from Mr. Garcia’s broad technology, digital and e-commerce experience. With over 24 years of technology and business experience in a variety of technology-related roles, including global commercial software products and P&L responsibilities, Mr. Garcia brings deep digital, ecommerce data analytics and cybersecurity/privacy expertise to our Board. Mr. Garcia also brings leadership, international and strategic abilities which makes him a valued member of our Audit Committee.

EXPERIENCE

Mr. MacDonald served as the President and Chief Executive Officer and member of the Board of Directors of DSW Inc. from April 2009 through December 2015. Prior to joining DSW Inc., Mr. MacDonald served as Chairperson and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, including as Chairperson and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairperson and Chief Executive Officer. Mr. MacDonald currently serves on the Board of Directors of Frontier Group Holdings, Inc. (NASDAQ: ULCC) since 2016 and is a member of their Audit Committee.

QUALIFICATIONS

The Board benefits from Mr. MacDonald’s experience serving as a director for a public company board and his prior experience makes him a valued member of the Board, Chair of the Audit Committee, and member of our Nominating and Corporate Governance Committee. With more than 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations, and finance functions, Mr. MacDonald brings strong leadership abilities and in-depth retail knowledge to our Board.

Corporate Governance

Gisel Ruiz
Age: 52 Director Since: 2022

EXPERIENCE

Ms. Ruiz held a number of senior positions within the Walmart organization during a career that spanned over 26 years. Most recently, she served as Executive Vice President and Chief Operating Officer of the Sam’s Club division of Walmart. Prior to that role, she served as Executive Vice President of International People for Walmart International, Executive Vice President and Chief Operating Officer of Walmart US, and Executive Vice President and Chief People Officer of Walmart US. Ms. Ruiz previously served on the Board of Directors of Walmart de Mexico S.A. de C.V., the largest publicly traded retailer in Mexico, and Yihaodian, China’s then fourth largest business to consumer eCommerce website. She currently serves as a director of Cracker Barrel Old Country Store, Inc. (NASDAQ: CRBL) and Vital Farms (NASDAQ: VITL).

QUALIFICATIONS

The Board benefits from Ms. Ruiz’s experience serving as a director for public company boards as well as her extensive professional retail and executive leadership experience. With more than 26 years of retail experience, including leadership roles in operations and human resources, with wide ranging responsibilities including cost optimization, real estate operations, in-store innovation, and sustainability, Ms. Ruiz brings deep retail knowledge and broad leadership capabilities to our Board and to our Compensation Committee.

Corporate Governance

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2022

We strive to promote an ownership mentality among our key leadership and Board of Directors.

The Company utilizes equity compensation to encourage our directors to maintain meaningful stock ownership in the Company, aligning directors’ interests with stockholders. As a result, each non-employee director is granted an annual equity retainer totaling $160,000 in the form of restricted stock units (rounded up to the nearest whole share), valued using the share price of our common stock on the date of grant. During fiscal 2022, on the date of our annual meeting, each non-employee director received a grant of 393 restricted stock units that will vest on June 1, 2023.

Each non-employee director is paid an annual cash retainer. In addition, the Non-Executive Chair and each Committee Chair receives an additional cash retainer for serving in those roles. Cash payments are paid pro-rata in quarterly installments at the end of each fiscal quarter. The Compensation Committee reviews, on a regular basis, market data for the same peer group used to evaluate executive officer compensation gathered by the Compensation Committee’s independent advisor for determining compensation.

The following table sets forth the cash retainer amounts, by role, for service before and after June 1, 2022:

	Cash Retainer Before	Cash Retainer After
Role	June 1, 2022 ($)	June 1, 2022 ($)
Non-Employee Director	110,000	110,000
Executive Chair (1)	800,000	—
Non-Executive Chair (2)	—	180,000
Lead Independent Director (2)	40,000	—
Audit Committee Chair	30,000	30,000
Compensation Committee Chair	30,000	30,000
Nominating and Corporate Governance Committee Chair	20,000	20,000

1.	As part of our CEO succession plan in 2021, our former CEO served as Executive Chair of the Board for one year, retiring on June 1, 2022.
2.	As part of our CEO succession plan in 2021, Ms. Nagler became the lead independent director for one year, before then becoming Non-Executive Chair of the Board on June 1, 2022.

Corporate Governance

The following table provides information related to non-employee director compensation earned for fiscal 2022:

	Fees Earned or	Stock
	Paid in Cash	Awards (1)	Total
Name	($)	($)	($)
Mary N. Dillon (2)	272,527	—	272,527
Lorna E. Nagler (3)	242,692	160,077	402,769
Sally E. Blount (4)	37,170	160,077	197,247
Michelle L. Collins	116,758	160,077	276,835
Kelly E. Garcia (5)	104,560	206,251	310,811
Catherine A. Halligan	140,000	160,077	300,077
Charles Heilbronn (6)	37,170	160,077	197,247
Patricia A. Little	110,000	160,077	270,077
Michael R. MacDonald	140,000	160,077	300,077
George R. Mrkonic	123,242	160,077	283,319
Heidi G. Petz (7)	12,995	73,533	86,528
Gisel Ruiz (5)	104,560	206,251	310,811
Michael C. Smith	110,000	160,077	270,077
1.	Amounts shown represent the grant date fair value as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). For a discussion of the assumptions made in the valuation reflected in this column, see Note 16 to the consolidated financial statements for fiscal 2022 contained in our Annual Report on Form 10-K filed on March 24, 2023.
2.	Ms. Dillon retired from the Board of Directors on June 1, 2022, and her cash compensation as Executive Chair in fiscal 2022 was pro-rated in accordance with her service period.
3.	Ms. Nagler was appointed as the Non-Executive Chair on June 1, 2022 and her cash compensation was pro-rated in accordance with her service period as lead independent director and Non-Executive Chair in fiscal 2022.
4.	Ms. Blount retired from the Board of Directors on June 1, 2022 and her cash compensation for service as a non-employee director in fiscal 2022 was pro-rated in accordance with her service period.
5.	Mr. Garcia and Ms. Ruiz joined the Board of Directors on February 16, 2022 and, at that time, each received a pro-rated award of restricted stock units for the service period to June 1, 2023.
6.	Mr. Heilbronn retired from the Board of Directors on June 1, 2022 and his cash compensation for services as a non-employee director in fiscal 2022 was pro-rated in accordance with his service period.
7.	Ms. Petz joined the Board of Directors on December 16, 2022 and, at that time, received a pro-rated award of restricted stock units for the service period to June 1, 2023.

Corporate Governance

The following table sets forth the outstanding restricted stock units held by our non-employee directors as of January 28, 2023:

Restricted Stock
Name	Units (#)
Lorna E. Nagler	393
Michelle L. Collins	393
Kelly E. Garcia	514
Catherine A. Halligan	393
Patricia A. Little (1)	393
Michael R. MacDonald	393
George R. Mrkonic	393
Heidi G. Petz	163
Gisel Ruiz	514
Michael C. Smith	393

1.	Ms. Little elected to defer the restricted stock units received in fiscal 2022 until her retirement or termination from the Board of Directors.

Corporate Governance

PROPOSAL TWO
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

What are you voting on? You are being asked to approve an amendment to our Certificate of Incorporation to declassify our Board and provide for the annual election of directors.

Ulta Beauty is asking stockholders to approve an amendment to our Certificate of Incorporation to declassify the Board and provide for the annual election of the entire Board of Directors for one-year terms, such that the Board will be fully declassified by the 2025 Annual Meeting of Stockholders. This proposal, as well as the other corporate governance matters in Proposals 3, 4 and 5 discussed below, is a result of the Board's continuous effort to improve and enhance our corporate governance practices, policies, structures and functioning, taking into account ongoing corporate governance trends, peer practices, and views and perspectives of our stakeholders. The Board has determined that it is in the best interests of the Company and its stockholders to amend our Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of each member of the Board. Accordingly, our Board has approved, and recommends that all stockholders approve, the proposed amendment to our Certificate of Incorporation as provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

Proposed Amendment

If approved, this proposal would amend our Certificate of Incorporation to provide for the annual election of directors to one-year terms, beginning with this year’s Annual Meeting (the "Declassification Amendment"). Our Certificate of Incorporation currently divides the Board into three classes that are elected for staggered, three-year terms. If the proposed Declassification Amendment is adopted, directors will begin to be elected on an annual basis as follows, such that each member of the Board (or their successors) will stand for election for a one-year term by the 2025 Annual Meeting of Stockholders:

1.	directors who are elected at this Annual Meeting will serve a one-year term and they, or their successors, will stand for election for a one-year term at the 2024 Annual Meeting of Stockholders;
2.	directors whose terms expire at the 2024 Annual Meeting of Stockholders (including those directors who are elected at this Annual Meeting), or their successors, will stand for election for a one-year term at the 2024 Annual Meeting of Stockholders; and
3.	directors whose current terms expire at the 2025 Annual Meeting of Stockholders (including those directors who are elected at this Annual Meeting and the 2024 Annual Meeting of Stockholders), or their successors, will stand for election for a one-year term at the 2025 Annual Meeting of Stockholders.

The text of the proposed Declassification Amendment, which would modify Article Six of our Certificate of Incorporation, is attached as Appendix A to this proxy statement. If approved by our stockholders, the Declassification Amendment would become effective upon its filing with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting.

Corporate Governance

As discussed in more detail in Proposal 3 below, our Bylaws currently provide that our directors may only be removed for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of our stock then entitled to vote at an election of directors. Delaware corporate law, however, does not permit directors of a corporation with an unclassified board to be removed only for cause or by a vote of more than the holders of a majority of the shares then entitled to vote at an election of directors. Therefore, in order to align with Delaware corporate law governing companies with unclassified boards, the proposed amendments to our Bylaws set forth in Proposal 3 below must also be approved by our stockholders at the Annual Meeting or the proposed Declassification Amendment will not be effective.

Required Vote

For the Declassification Amendment to become effective, this proposal must receive the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our common stock. If the Declassification Amendment does not receive this level of stockholder approval and/or the amendment to our Bylaws set forth in Proposal 3 below is not approved by the stockholders at the Annual Meeting, the Declassification Amendment cannot be implemented, the Company’s current classified board structure will remain in place, and the nominees to be elected as Class I directors pursuant to Proposal 1, if so elected, will each serve for a three-year term that expires at the 2026 Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted toward a quorum and the tabulation of votes cast on proposals presented to the stockholders, but will have the same effect as a vote against this proposal.

Related Governance Changes

If the stockholders approve the Declassification Amendment and Proposal 3 at the Annual Meeting, the Board intends to revise the provisions in our other governance documents to reflect the declassification of the Board.

Corporate Governance

PROPOSAL THREE
AMENDMENTS TO OUR BYLAWS TO PROVIDE THAT DIRECTORS MAY BE REMOVED BY THE HOLDERS OF A MAJORITY OF THE SHARES THEN ENTITLED TO VOTE AT AN ELECTION OF DIRECTORS AND, IF PROPOSAL 2 IS APPROVED, WITH OR WITHOUT CAUSE

What are you voting on?

You are being asked to approve amendments to our Bylaws to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors and, if Proposal 2 is approved, with or without cause.

Ulta Beauty is asking stockholders to approve amendments to our Bylaws to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors and, if Proposal 2 is also approved, with or without cause. This proposal, as well as the other corporate governance matters in Proposal 2 discussed above and Proposals 4 and 5 discussed below, is a result of the Board's continuous effort to improve and enhance our corporate governance practices, policies, structures and functioning, taking into account ongoing corporate governance trends, peer practices, and views and perspectives of our stakeholders. The Board has determined that it is in the best interests of the Company and its stockholders to amend our Bylaws to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors and, if Proposal 2 is also approved, with or without cause. Accordingly, our Board has approved, and recommends that all stockholders approve, the proposed amendments to our Bylaws as provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE

Proposed Amendments

Our Bylaws currently provide that our directors may be removed only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of our stock then entitled to vote at an election of directors and any amendments or changes to this requirement must be approved by our stockholders. Recent decisions by the Delaware courts have held that any supermajority vote requirement for the removal of directors is not valid. Therefore, to comply with Delaware corporate law, Section 3 of Article III of our Bylaws is proposed to be amended to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors. If approved, this portion of the proposed amendment to our Bylaws will be implemented even if the proposal to declassify our Board (Proposal 2) is not approved by our stockholders at the Annual Meeting.

Our Bylaws also currently provide that our directors may only be removed for cause. Delaware corporate law, however, does not permit directors of a corporation with an unclassified board to be removed only for cause. Therefore, in order to align with Delaware corporate law governing companies with unclassified boards, if the proposal to declassify our Board (Proposal 2) is approved by our stockholders at the Annual Meeting, then Section 3 of Article III of our Bylaws would also be amended to provide that directors may be removed with or without cause.

The text of these proposed amendments to our Bylaws is attached as Appendix B to this proxy statement.

Required Vote

For these amendments to our Bylaws to become effective, this proposal must receive the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our common stock. Abstentions and broker non-votes will be counted toward a quorum and the tabulation of votes cast on proposals presented to the stockholders, but will have the same effect as a vote against this proposal.

Corporate Governance

PROPOSAL FOUR
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REPLACE ALL SUPERMAJORITY VOTING STANDARDS FOR AMENDMENTS TO THE CERTIFICATE OF INCORPORATION WITH A MAJORITY STANDARD

What are you voting on?

You are being asked to approve an amendment to our Certificate of Incorporation to replace all supermajority voting standards for amendments to the Certificate of Incorporation with a majority standard.

Ulta Beauty is asking stockholders to approve an amendment to our Certificate of Incorporation to replace all supermajority voting standards for amendments to the Certificate of Incorporation with a majority standard. This proposal, as well as the other corporate governance matters in Proposals 2 and 3 discussed above and Proposal 5 discussed below, is a result of the Board's continuous effort to improve and enhance our corporate governance practices, policies, structures and functioning, taking into account ongoing corporate governance trends, peer practices, and views and perspectives of our stakeholders. The Board has determined that it is in the best interests of the Company and its stockholders to amend our Certificate of Incorporation to replace all supermajority voting standards for amendments to the Certificate of Incorporation with a majority standard. Accordingly, our Board has approved, and recommends that all stockholders approve, the proposed amendment to our Certificate of Incorporation as provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL FOUR

Proposed Amendment

Article Fourteen of our Certificate of Incorporation currently requires the affirmative vote of the holders of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of stock then entitled to vote generally in the election of directors, voting together as a single class (the “Certificate Supermajority Voting Standard”), to approve any proposal to amend or repeal, or to adopt any provision of the Certificate of Incorporation inconsistent with the following provisions of the Certificate of Incorporation: Article Six with respect to the current classified Board of Directors; Article Nine regarding stockholder actions by written consent; Article Ten with respect to who can call a special meeting of the stockholders; Article Eleven regarding the applicability of Section 203 of the Delaware General Corporation Law (the Delaware “business combination” statute); and Article Fourteen itself.

If approved, this proposal would amend Article Fourteen of our Certificate of Incorporation to replace the Certificate Supermajority Voting Standard with a majority of the outstanding stock entitled to vote standard, as well as a majority of the outstanding stock of each class entitled to vote as a class standard (if applicable), as provided in the Delaware corporate law.

The text of this proposed amendment to our Certificate of Incorporation is attached as Appendix C to this proxy statement. If approved by our stockholders, this amendment to our Certificate of Incorporation would become effective upon its filing with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting.

Required Vote

For this amendment to our Certificate of Incorporation to become effective, this proposal must receive the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our common stock. Abstentions and broker non-votes will be counted toward a quorum and the tabulation of votes cast on proposals presented to the stockholders, but will have the same effect as a vote against this proposal.

Corporate Governance

PROPOSAL FIVE
AMENDMENT TO OUR BYLAWS TO REPLACE ALL SUPERMAJORITY VOTING STANDARDS FOR AMENDMENTS TO THE BYLAWS WITH A MAJORITY STANDARD

What are you voting on? You are being asked to approve an amendment to our Bylaws to replace all supermajority voting standards for amendments to the Bylaws with a majority standard.

Ulta Beauty is asking stockholders to approve an amendment to our Bylaws to replace all supermajority voting standards for amendments to the Bylaws with a majority standard. This proposal, as well as the other corporate governance matters in Proposals 2, 3 and 4 discussed above, is a result of the Board's continuous effort to improve and enhance our corporate governance practices, policies, structures and functioning, taking into account ongoing corporate governance trends, peer practices, and views and perspectives of our stakeholders. The Board has determined that it is in the best interests of the Company and its stockholders to amend our Bylaws to replace all supermajority voting standards for amendments to the Bylaws with a majority standard. Accordingly, our Board has approved, and recommends that all stockholders approve, the proposed amendment to our Bylaws as provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL FIVE

Proposed Amendment

Article VIII of our Bylaws currently requires the affirmative vote of the holders of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of stock then entitled to vote generally in the election of directors, voting together as a single class (the “Bylaws Supermajority Voting Standard”), to approve any proposal to amend or repeal, or to adopt any provision of the Bylaws inconsistent with the following provisions of the Bylaws: Section 2 of Article II with respect to who can call a special meeting of the stockholders; Section 11 of Article II regarding the advance notice provisions to bring business before an annual meeting of the stockholders; Section 2 of Article III with respect to stockholder procedures to nominate directors; Section 3 of Article III regarding the number, election, tenure and removal of directors; and Article VIII itself.

If approved, this proposal would amend Article VIII of our Bylaws to delete the Bylaws Supermajority Voting Standard and provide that the Bylaws could be amended, altered or repealed, or new bylaws could be adopted, by the vote of the holders of a majority of the stock which are present in person or by proxy and entitled to vote at the meeting of stockholders (and where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting of stockholders) or, as currently provided in our Bylaws, by the Board by majority vote.

The text of this proposed amendment to our Bylaws is attached as Appendix D to this proxy statement.

Required Vote

For this amendment to our Bylaws to become effective, this proposal must receive the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our common stock. Abstentions and broker non-votes will be counted toward a quorum and the tabulation of votes cast on proposals presented to the stockholders, but will have the same effect as a vote against this proposal.

Corporate Governance

PROPOSAL SIX
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What are you voting on? You are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2023, ending February 3, 2024.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023, ending February 3, 2024. Services provided to Ulta Beauty by Ernst & Young LLP in fiscal 2022 are described under “Fees to Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided on page 26. Ernst & Young LLP has audited the financial statements of Ulta Beauty since 1997. The Audit Committee believes that the tenure of Ernst & Young LLP is a benefit to the Company because of their institutional knowledge of our business, as well as the avoidance of costs and time that would be associated with a new auditor. Representatives of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL SIX

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ulta Beauty and our stockholders.

The affirmative vote of the holders of a majority of the shares present virtually online or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes, if any, will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been ratified.

Corporate Governance

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed by Ernst & Young LLP for professional services rendered for fiscal 2022 and 2021:

	2022	2021
Audit Fees (1)	$2,351,000	$1,868,000
Audit-Related Fees	—	—
Tax Fees (2)	1,200,000	1,137,000
All Other Fees (3)	410,000	117,000
Total	$3,961,000	$3,122,000
1.	Audit fees consist of fees and expenses for the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the annual audit of our internal control over financial reporting, the quarterly reviews of our consolidated financial statements included in Quarterly Reports on Form 10-Q, accounting consultations, and services related to other regulatory filings made with the SEC.
2.	Tax fees and expenses in fiscal 2022 consist of $592,000 for tax planning, advisory, and consulting services and $608,000 for tax compliance and preparation services. Tax fees and expenses in fiscal 2021 consist of $417,000 for tax planning, advisory, and consulting services and $720,000 for tax compliance and preparation services.
3.	All other fees consist of fees for access to online research software as well as advisory services associated with information technology systems.

The Audit Committee has approved all professional fees paid to Ernst & Young LLP.

The Audit Committee has established procedures for the pre-approval of all audit and non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (i) the Audit Committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (ii) the Audit Committee must pre-approve any permitted service not included in the annual service plan; (iii) the Audit Committee Chair has the ability to pre-approve any permitted service up to a pre-determined amount between regularly scheduled meetings, as applicable, and a report of such services and related fees are to be disclosed to the full Audit Committee at the next scheduled meeting; and (iv) the Audit Committee will review a summary of the services provided and the fees paid on an annual basis.

Corporate Governance

AUDIT COMMITTEE

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders, potential stockholders, the investment community, and other stakeholders relating to the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. During fiscal 2022, the Audit Committee held ten meetings.

Specifically, the Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, our compliance with legal and regulatory requirements, and our policies with respect to risk assessment and risk management, including cybersecurity and technology risks. The Audit Committee annually evaluates its own performance and reports its findings and action plans to the Board. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination), and oversight of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee.

During fiscal 2022, the Audit Committee was composed of the following independent directors: Ms. Collins, Ms. Little, Messrs. MacDonald, Garcia (effective June 1, 2022), Mrkonic (until June 1, 2022) and Smith (until June 1, 2022). Mr. MacDonald serves as the current Chair of the Audit Committee. Each of the following current members of the Committee were designated by the Board of Directors as an “Audit Committee financial expert” as defined in applicable SEC rules: Ms. Collins, Ms. Little, and Mr. MacDonald. The Board of Directors made a qualitative assessment of each member’s level of knowledge and experience based on a number of factors, including education and work, management, and director experience. The Board of Directors has determined that all members of our Audit Committee are financially literate and are independent, as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts under a written charter that was adopted by the Board of Directors and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor.

Corporate Governance

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting processes, and practices of Ulta Beauty. In addition, the Audit Committee oversees mitigation efforts related to data privacy, cybersecurity, and other technology risks.

The Audit Committee oversees Ulta Beauty’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ulta Beauty has an Internal Audit Department that is actively involved in examining and evaluating Ulta Beauty’s financial, operational, and information systems activities and reports functionally to the Audit Committee and administratively to management. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Ulta Beauty’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Public Company Accounting Oversight Board Standard No. 1301, Communications with Audit Committees (AS 1301). In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and Ulta Beauty, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with Ulta Beauty’s independent registered public accounting firm the overall scope and plans for their audit and developed a pre-approval process for all independent registered public accounting firm services. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Ulta Beauty’s internal and disclosure controls, and the overall quality of Ulta Beauty’s financial reporting. As noted, the Audit Committee held ten meetings during fiscal 2022.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Ulta Beauty’s Annual Report on Form 10-K for fiscal 2022, ended January 28, 2023, for filing with the SEC. The Audit Committee has appointed Ernst & Young LLP to be Ulta Beauty’s independent registered public accounting firm for fiscal 2023, ending February 3, 2024.

Audit Committee of the Board of Directors

Michael R. MacDonald (Chair) Michelle L. Collins Kelly E. Garcia Patricia A. Little
[1]

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act of 1933 (as amended, the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Corporate Governance

COMPENSATION COMMITTEE

During fiscal 2022, the Compensation Committee was composed of the following directors, all of whom satisfy the independence requirements of NASDAQ: Ms. Collins (effective June 1, 2022), Ms. Halligan, Messrs. MacDonald (until June 1, 2022), and Mrkonic, and Ms. Ruiz (effective June 1, 2022), and former independent director Mr. Heilbronn (until June 1, 2022). Ms. Halligan serves as the current Chair of the Compensation Committee. During fiscal 2022, the Compensation Committee held seven meetings.

The Compensation Committee acts under a written charter that was adopted by the Board of Directors and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor. Under this charter, the Compensation Committee is responsible for:

●	setting our compensation philosophy;
●	reviewing and approving the compensation for the CEO and the CEO’s direct reports (“C-Level Officers”);
●	reviewing and recommending to the Board the compensation for non-employee directors;
●	supervising compensation policies for all associates, including reviewing the compensation structure and procedures;
●	recommending to the Board the employment, appointment, and removal of C-Level Officers in accordance with the Bylaws;
●	establishing, amending, and terminating compensation and benefits plans and administering such plans;
●	annually evaluating its own performance and reporting findings and action plans to the Board; and
●	periodically reviewing with management, the Company’s policies, practices, and strategies relating to human capital management as they relate to the Company’s workforce generally, including policies and strategies regarding recruiting, selection, talent development, progression and retention, succession planning, workplace health and safety, culture and engagement, as well as diversity, equity, and inclusion.

The Compensation Committee may under its charter delegate any of its responsibilities to a subcommittee, but only to the extent consistent with our Bylaws, Certificate of Incorporation, and NASDAQ rules.

Compensation Consultant

During fiscal 2022 the Compensation Committee engaged Pay Governance as its outside consultant to assist the Compensation Committee with executive and non-employee director compensation program design, to advise and consult with the Committee on general compensation issues, and to keep the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive and director compensation. In those capacities, Pay Governance was engaged directly by the Compensation Committee. During fiscal 2022, Pay Governance provided no services to the Company other than the consulting services provided to the Compensation Committee. Pay Governance is an independent executive compensation consulting firm and does not determine or recommend the exact amount or form of executive compensation for any executive officers. Pay Governance reports directly to the Compensation Committee, and a representative of Pay Governance, when requested, attends meetings of the Committee, is available to participate in executive sessions, and communicates directly with the Chair of the Compensation Committee or its members outside of meetings. The Compensation Committee has reviewed the nature of and extent of the relationship between the Compensation Committee, the Company, and Pay Governance with respect to any potential conflicts of interest or similar concerns. Based on that review, the Compensation Committee believes that there are no conflicts of interest or potential conflicts of interest that would unduly influence Pay Governance’s provision of advice that is independent of management to the Compensation Committee.

Corporate Governance

Compensation Risk

The Company reviewed its compensation plans, practices, and policies and determined that it does not have any such plans, practices, and policies that create risks that are reasonably likely to have a material adverse effect on the Company based on, but not limited to the following:

●	the Company’s variable compensation programs are linked to specific performance goals set and approved by the Compensation Committee for executive officers and for other associates by supervisors consistent with the Company’s compensation philosophy and business goals;
●	the performance periods for the pay programs are designed to match the period for which the associate has influence on the results and incorporate incentives of a longer-term nature to tie the associate to the actual results;
●	payments under the incentives are capped;
●	earned award levels are reviewed and certified by the Compensation Committee, management, payroll, and human resources;
●	the mix between fixed and variable pay is balanced so as to neither discourage proper risk taking, nor encourage excessive risk taking;
●	participants cannot approve their own performance goals, nor their own payouts; and
●	the Compensation Committee actively oversees the executive compensation program and has flexibility to use its judgment in assessing performance and pay.

Compensation Committee Interlocks and Insider Participation

During fiscal 2022, none of the members of our Compensation Committee had at any time been one of our officers or associates. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee, or other Committee serving an equivalent function. Other than our CEO, none of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors. See also “Certain Relationships and Transactions” below.

Corporate Governance

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the CD&A be included in Ulta Beauty’s fiscal 2022 Annual Report on Form 10-K and this proxy statement.

Compensation Committee of the Board of Directors

Catherine A. Halligan (Chair) Michelle L. Collins George R. Mrkonic Gisel Ruiz
[2]

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

C	ompensation Discussion and Analysis

Our Company

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products, and salon services. Key aspects of our business include:

One-of-a-kind Assortment. We offer guests a differentiated assortment of more than 25,000 products from more than 600 well-established and emerging beauty brands across a variety of categories and price points. We believe we offer the widest selection of beauty categories, including prestige and mass cosmetics, fragrance, haircare, prestige and mass skincare, bath and body products, professional hair products, and salon styling tools.

Store Footprint. We operate more than 1,350 stores predominantly located in convenient, high-traffic locations. With a bright and open store environment, we make it easy for guests to discover new products and services. Our store design, fixtures, and open layout provide the flexibility to respond to consumer trends and changes in our merchandising strategy. We also offer a full-service salon in nearly every store featuring hair, eyebrow, and other beauty services. In addition to our free-standing locations, through our partnership with Target Corporation, we have more than 350 Ulta Beauty at Target shop-in-shops which provide guests with a highly-curated, prestige beauty assortment in a unique and elevated presentation in 1,000 square feet of dedicated space within certain Target locations.

Leading Digital Experiences. Through our website, Ulta.com, and our mobile applications, we offer guests convenient, interactive, and personalized digital experiences. Our digital channels enable always-on shopping and discovery, and our diverse fulfillment options, including buy online pick-up in store, buy online pick-up curbside, ship from store, ship to home, and same-day delivery, provide guests with value and convenience. In addition to e-commerce platforms, we offer guests a variety of unique digital experiences, including virtual try-on and skin analysis tools, which leverage augmented reality capabilities and artificial intelligence tools to provide guests with personalized experiences.

Best-in-Class Loyalty Program. Our best-in-class loyalty program, Ultamate Rewards, enables members to earn points for every dollar spent on products and beauty services at Ulta Beauty, through purchases on our private label and co-branded credit cards, and purchases at Ulta Beauty at Target. In addition to unique membership benefits, members can redeem points for discounts on any product or service at Ulta Beauty. With more than 95% of total sales coming from members, we are uniquely positioned with a deep understanding of our customers and their preferences, enabling us to personalize experiences, recommendations, and promotions through our Customer Relationship Management (CRM) platform and support our brand partners’ growth.

Great Guest Experiences. We cultivate human connection with warm and welcoming guest experiences across all of our channels. Our knowledgeable and approachable store associates, our differentiated service offerings, and our efforts to create relevant, compelling digital content are competitive advantages and enable us to build strong engagement with guests.

We were founded in 1990 as a beauty retailer at a time when prestige, mass, and salon products were sold through distinct channels — department stores for prestige products; drug stores and mass merchandisers for mass products; and salons and authorized retail outlets for professional hair care products. We developed a unique specialty retail concept that offers a broad range of brands and price points, select beauty services, and a convenient and welcoming shopping environment. We define our target consumer as a beauty enthusiast, a consumer who is passionate about the beauty category, uses beauty for self-expression, experimentation, and self-investment, and

Compensation Discussion and Analysis

has high expectations for the shopping experience. We estimate beauty enthusiasts represent approximately 65% of shoppers and account for more than 80% of beauty products and services spend in the U.S.

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program during fiscal 2022. It also provides an overview of how and why our Compensation Committee arrived at the specific compensation decisions for our named executive officers for fiscal 2022, including the key factors that the Compensation Committee considered in determining named executive officer compensation. Below is an overview of some of these key factors:

●	We grew sales and earnings. The Ulta Beauty team delivered outstanding results for the year. Net sales increased to a record $10.2 billion, 18.3% over fiscal 2021. Operating income increased 26.3% to $1.6 billion, or 16.1% of net sales, compared to $1.3 billion, or 15.0% of net sales, in fiscal 2021.
●	We engaged with customers across all platforms. We increased the number of members in our Ultamate Rewards loyalty program by 8.6% to a record 40.2 million members. We strengthened category margins and improved our ability to optimize promotions. Our real estate portfolio is healthy and we continue to expand our digital capabilities. Between our Buy Online Pick Up in Stores (“BOPIS”) and our ship-from-store capabilities, about 31% of our digital orders this year were fulfilled by stores, up from 28% last year. Reflecting growing consumer trends, we enhanced our Conscious Beauty platform, added 12 Black-Owned and founded brands to our assortment and launched our MISE Accelerator Program to support early-stage BIPOC brands prepare for retail readiness. In addition, we expanded the Wellness Shop, a cross-category platform that offers guests self-care for the mind, body, and spirit.
●	We delivered results for our stockholders. We delivered positive stockholder returns in fiscal 2022, and our five-year total stockholder return (“TSR”) covering fiscal 2018-2022 was more than 125%, which included generating positive returns in fiscal 2020, one of the most challenging years as we navigated through the impact of COVID-19 pandemic and its related impact on the Company. We maintained our balance sheet strength throughout the period, ending fiscal 2022 with $737.9 million of cash and cash equivalents. Since 2014, Ulta Beauty has purchased 16.2 million shares of its common stock for $4.8 billion, while continuing to make strategic growth investments.
●	We successfully navigated global supply chain challenges and tight labor markets. We remain well-positioned to meet guest needs and delivered for our guests and stockholders during a challenging and evolving business climate. We take a holistic approach to caring for our associates offering comprehensive benefits including specialized programs addressing mental and maternal health. Our focus on creating a working environment where every associate can be their authentic self and where they can grow their careers is reflected in our associate recruiting, retention and engagement.
●	We ensured our compensation programs reflected evolving business expectations. Our Compensation Committee approved a short-term incentive program that was tied to a full-year earnings before taxes (“EBT”) goal set at the beginning of the year. The Compensation Committee maintained the pre-COVID mix of equity it had returned to for fiscal 2021, with performance-based restricted stock units (“PBSs”), stock options and restricted stock units (“RSUs”) delivering 50%, 30% and 20% of the target value, respectively, to Named Executive Officers (the “NEOs”). The Compensation Committee approved PBSs that returned to our pre-COVID practice of using two-year financial performance goals, subject to a cumulative three-year TSR modifier and three-year vesting.

Compensation Discussion and Analysis

Compensation Overview

This CD&A describes the Company’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following NEOs related to fiscal 2022:

Named Executive Officer	Title
David C. Kimbell	Chief Executive Officer
Scott M. Settersten	Chief Financial Officer, Treasurer and Assistant Secretary
Jodi J. Caro	General Counsel, Chief Risk & Compliance Officer
Anita J. Ryan (1)	Chief Human Resources Officer
Kecia L. Steelman	Chief Operating Officer

1.	Ms. Ryan was named Chief Human Resources Officer (“CHRO”) effective April 5, 2022.

Our compensation programs for fiscal 2022 are summarized below.

●	Salaries are established early in each fiscal year and reflect competitive market data, company and individual performance, succession planning, and internal equity among other factors. Salary represents the smallest and only fixed portion of NEO pay.
●	The annual incentive plan is tied solely to full-year EBT attainment.
●	For the standard annual award of equity in March, the Compensation Committee awarded NEOs 50% of the target value in the form of PBSs, 30% in the form of stock options, and 20% in the form of time-based RSUs. The Compensation Committee believes that utilizing three different incentive vehicles provides a balanced approach and is in line with the compensation philosophy to attract, retain and motivate the executive in alignment with stockholders. PBSs align executives and stockholders by incentivizing management to implement the company’s long-term strategies and achieve multiyear EBT and revenue goals; stock options incent executives to increase the stock price over time, aligning them with the interests of stockholders; and RSUs align the executive and stockholders for the same reason and reward the executive only after the three year cliff vesting has lapsed.

The alignment of performance and pay in fiscal 2022 reflects our compensation philosophy.

Executive pay is delivered through a performance-based compensation program that provides the opportunity to earn meaningful compensation upon achievement of superior performance and limits earnings opportunity when results are not satisfactory. Annual incentive opportunity is directly tied to one quantifiable objective performance target: EBT. The Compensation Committee chose to use EBT as a metric because of its focus on profitable growth, which is a key indicator of our operating performance and therefore closely tied to stockholder value. No awards are paid under this program if a threshold level of EBT is not achieved. In addition, PBSs are earned based on the attainment of two-year EBT growth and two-year revenue growth goals, subject to a TSR modifier as described below.

Compensation Discussion and Analysis

Our long-term incentive plan (“LTIP”) is designed to focus on our plan to drive long-term profitable growth.

The LTIP uses PBSs that are earned based on attainment of two-year EBT growth and two-year revenue growth goals and require a third year of vesting to deliver 50% of the target LTI value for our NEOs. Revenue was chosen as a metric as it is a measurement of growth. EBT and revenue are weighted equally at 50%. Each performance metric and its resulting payout operate independently of each other. Payout of the PBS awards is subject to modification to target payout if the Company’s TSR for its 2022-2024 fiscal years decreases by 10% or more and revenue and/or EBT performance meets or exceeds target, or if TSR is 10% or more and the revenue and/or EBT performance targets are not met. The LTIP also includes non-qualified stock options with four-year vesting and time-based RSUs with three-year cliff vesting. Stock options only deliver executive compensation if the share price rises above the fair market value grant price, also aligning executive’s interests in share value growth, and time-based RSUs serve as a retention vehicle and further align associates’ interests with stockholders.

We value stockholder engagement and consider the results of our say-on-pay votes.

At our 2022 Annual Meeting of Stockholders, approximately 90% of stockholders indicated their approval of the compensation paid to our NEOs through the advisory vote to approve executive compensation (“say-on-pay”). The Compensation Committee believes that this vote affirms stockholder support of the Company’s approach to executive compensation. Our stockholders have consistently supported our say-on-pay proposals. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our NEOs. We regularly review and assess our compensation programs to ensure that they are aligned with our business strategies and that the type and mix of short-term and long-term incentive vehicles used continue to align management with stockholders’ interests and reward for high performance.

Feedback from stockholders is an important consideration that the Compensation Committee uses when formulating future compensation programs. The Company actively solicits feedback on a wide range of topics, including executive compensation, corporate governance, and environmental and social responsibility issues.

Philosophy

OUR PHILOSOPHY		HOW WE EXECUTE OUR PHILOSOPHY

Our executive compensation philosophy is to provide compensation opportunities that attract, retain, and motivate talented key executives.		We annually evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant business factors.

		We link annual incentive compensation to our performance on a key measurable financial goal – EBT – that drives stockholder value.

		We focus a significant portion of the executives’ compensation on equity-based incentives to align interests closely with stockholders.

		We manage “pay for performance” such that pay is clearly linked to business and individual performance.

Compensation Discussion and Analysis

Overview of 2022 Compensation

Our fiscal 2022 compensation program consisted of a base salary, annual incentive plan, and long-term incentive plan. This mix of compensation is intended to ensure that total compensation reflects our overall intent to motivate executive officers to meet appropriate performance measures and to align management with stockholders’ long-term interests.

Components of Compensation

The majority of target compensation we offer our NEOs is delivered in variable, performance-based elements.

The material components of our executive compensation program design and their purposes and key characteristics are summarized in the following table:

	Reward Element	Purpose	Form	Type	Duration
Fixed	Base Salary	Compensation for duties and responsibilities	Cash	Fixed	One-year
At Risk	Annual Incentive Plan	Rewards NEOs for achievement of company-wide EBT goal	Cash	Performance Based	One-year
	Long-Term Incentive Plan	Rewards creation of long-term stockholder value	Performance-Based Shares (50% of award value) Stock Options (30% of award value) Restricted Stock Units (20% of award value)	Performance Based	Three-year

As part of our continued emphasis on creating stockholder value, we utilize EBT as the single performance measure for the corporate annual incentive for all officers. This focus on a single financial performance objective reflects the Company’s strong linkage between stockholder value creation and management incentives. Each fiscal year, the Board of Directors approves the EBT target goal. The Compensation Committee then approves the threshold and maximum performance against the EBT target at the beginning of the fiscal year. This target reflected a rigorous goal setting process in which management and the Board worked collaboratively to set stretch targets reflective of our ambitious growth goals which are tied to the company’s operating plans. For fiscal 2022, we achieved record performance with EBT of $1.6 billion, 26.8% growth over 2021, resulting in annual cash incentives for the NEOs payable at 200% of their target annual incentives.

We use PBSs, stock options, and RSUs as a means of providing long-term incentives for our NEOs. PBS awards are tied to the attainment of both two-year EBT growth and two-year revenue growth goals and require a third year of vesting. Payout of the PBS awards is also subject to being modified to target payout if the Company’s TSR for its 2022-2024 fiscal years decreases by 10% or more and revenue and/or EBT performance meets or exceeds target, or if TSR is 10% or more and the revenue and/or EBT performance targets are not met. The first chart below shows the mix of our current CEO’s fiscal 2022 target compensation by component and the portion of total compensation that is performance based. The second chart shows this same data for our other NEOs’ fiscal 2022 target compensation.

Compensation Discussion and Analysis

The use of stock options and PBSs emphasizes long-term alignment with stockholder value, as the stock options will not have any value unless our share price increases and the PBSs will not vest unless performance goals are met.

Compensation Discussion and Analysis

2022 Executive Compensation Process

What We Do:	Objectives and Considerations:

Compensation Committee Reviews Comparative Pay Levels

We review competitive pay levels among a peer group of retailers with revenues similar to Ulta Beauty, compensation survey data for similarly sized retail companies from the Willis Towers Watson Retail Executive Survey Report, and compensation survey data for similarly sized general industry companies from the Willis Towers Watson CDB General Industry Survey report.

Our CEO Provides Input for Other Executives

The CEO, with input from our human resources department on competitive market positions, recommends to the Compensation Committee the compensation of other executives based on the executive’s performance and internal pay equity among current executives and newly hired executives, as well as talent and succession planning considerations. The CEO does not participate in the discussion or setting of his own compensation.

Compensation Committee Makes Final Determination

The Compensation Committee approves executive compensation after deliberation, taking into account such factors as talent planning, succession, and Company performance. In addition, the Committee considers such factors as total compensation philosophy, individual performance, and the positioning of Ulta Beauty’s executive total compensation levels relative to market.

We consider the nature and job scope of each NEO.

We consider internal pay positioning, taking into account each NEO’s pay components and levels relative to other executives with respect to role, length of time the NEO has served in the NEO’s current position, seniority, and level of responsibility.

We consider the accounting and tax impact of each element of compensation.

We consider competitive pay levels and practices for similar positions among identified data sets.

ULTA BEAUTY 2022 COMPENSATION PEER GROUP

Bath & Body Works, Inc.	Foot Locker, Inc.	Tractor Supply Company
Burlington Stores, Inc.	Lululemon Athletica Inc.	Under Armour, Inc.
Capri Holdings Limited	PVH Corp.	V.F. Corporation
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.	Williams-Sonoma, Inc.

The Compensation Committee selected a peer group of companies that are generally within 05.x to 3.0x of Ulta’s revenues and/or 0.2x to 4.0x Ulta’s market capitalization and with whom we may compete for talent. The Compensation Committee assesses the peer group annually to ensure the peer group remains relevant from industry, size, and performance perspectives for use in benchmarking pay to inform its decisions.

Compensation Discussion and Analysis

2022 Compensation Components

COMPENSATION COMPONENTS

Base Salary	Annual Incentives	Long-Term Incentive Plan

Base Salary

Base salaries are reviewed annually and are set based on competitiveness versus the external market, talent planning, internal merit increase budgets, individual and Company performance, and internal equity considerations.

The NEO base salary increases for fiscal 2022 were:

	2022
	Base Salary	Percentage
Named Executive Officer	($)	Increase
David C. Kimbell	1,225,016	11%
Scott M. Settersten	767,125	6%
Jodi J. Caro	620,797	6%
Anita J. Ryan (1)	510,640	n/a
Kecia L. Steelman	1,000,022	25%

1.	Ms. Ryan was named CHRO effective April 5, 2022.

In connection with their strong performance in their new roles, Mr. Kimbell received an 11% increase and Ms. Steelman received a 25% increase. In addition, the Compensation Committee approved merit increases of 6% for Mr. Settersten and Ms. Caro. These base salary levels are competitive with the peer and survey data and reflect the Committee’s assessment of the executives’ performance and criticality to the organization.

Annual Incentives

The NEO target annual incentives, shown as a percentage of base salaries, for fiscal 2022 compared to fiscal 2021 were as follows:

	2022	2021
	Annual Incentive	Annual Incentive
Named Executive Officer	Target	Target
David C. Kimbell	180%	180%
Scott M. Settersten	100%	85%
Jodi J. Caro	65%	65%
Anita J. Ryan	65%	n/a
Kecia L. Steelman	115%	100%

Mr. Settersten’s annual incentive target for 2022 was increased from 85% to 100% to better align with the competitive market data. Ms. Steelman’s annual incentive target for 2022 was increased from 100% to 115% to reflect her expanded responsibilities in light of her promotion to COO in June 2021.

In fiscal 2022, target EBT under the annual incentive program was $1.3 billion. This target reflected a rigorous goal setting process in which management and the Compensation Committee worked collaboratively to set targets reflective of our growth expectations. When setting the fiscal 2022 EBT goal, the Committee determined it to be an appropriate stretch goal given there were no clear signs of a sustained overall economic recovery from the COVID-19 pandemic, emerging concerns about an economic recession, uncertainty about the global impact of the war in Ukraine as well as continued concerns over COVID-19 variants and outbreaks.

Compensation Discussion and Analysis

The fiscal 2022 annual incentive performance/payout range was as follows:

	2022
	Annual Incentive Performance	As a % of
	Percent to Target	Target
Threshold	87%	40%
Target	100%	100%
Maximum	110%	200%

Based on our EBT performance of $1.6 billion, the annual incentive payout was 200% of target based on EBT performance of greater than 110% to target. The Compensation Committee can use negative discretion to reduce calculated annual incentive payouts but did not apply any downward discretion in fiscal 2022.

Long-Term Incentive Plan

During fiscal 2022, we provided long-term incentive awards through grants of PBSs, stock options, and RSUs to our NEOs and certain other associates. Under the LTIP, each eligible associate may receive an award with a value that is targeted to a percentage of base salary, with the ultimate value dependent upon Company performance.

The LTIP awards, shown as a percentage of base salaries, for fiscal 2022 compared to fiscal 2021 were as follows:

	2022	2021
	LTIP Target	LTIP Target
Named Executive Officer	Percentage	Percentage
David C. Kimbell	524%	410%
Scott M. Settersten	230%	230%
Jodi J. Caro	150%	150%
Anita J. Ryan	125%	n/a
Kecia L. Steelman	350%	280%

The Compensation Committee increased the LTIP target percentage for Mr. Kimbell and Ms. Steelman to further align their compensation opportunities with stockholders for long-term value creation and provide market competitive long-term compensation opportunities.

In light of their outstanding performance, the Compensation Committee approved additional RSU awards with a value of $400,000 and $1,000,000, respectively to Ms. Caro and Ms. Steelman as part of the annual grant cycle. The Committee believes that it needs to provide market competitive compensation for its executive team and makes compensation decisions that support that philosophy and are necessary for retention, engagement, and performance by the executive. These awards are scheduled to cliff vest 100% three years from the grant date, subject to continued service through the vesting date.

Compensation Discussion and Analysis

Consistent with our pay-for-performance orientation, the Compensation Committee granted the annual LTIP award with the following mix:

PBS	Stock Options	RSUs
PBSs granted under the LTIP have the following characteristics:	Stock options granted under the LTIP generally have the following characteristics:	RSUs granted under the LTIP generally have the following characteristics:

✔ tied to achievement of two-year revenue and EBT targets;

✔ 50% of PBS grant value ties to attainment of revenue target and 50% of PBS grant value tied to attainment of EBT target;

✔ the number of shares earned can be less or greater than target, including zero, based on Company performance;

✔ following the end of the two-year performance period, a third year of time vesting is required before the number of earned shares is delivered to the recipient; and

✔ the PBS awards are capped at 100% of the target if three-year TSR decreases by 10% or more and revenue and/or EBT performance meets or exceeds target, or if TSR is 10% or more and the revenue and/or EBT performance targets are not met.

	✔ exercise price equal to the fair market value of our common stock on the date of grant; ✔ ratable vesting, on an annual basis over a four-year period; and ✔ ten-year term from the date of grant.	✔ entitle the holder to receive an equal number of shares of common stock at settlement; and ✔ cliff vest three years from grant date.

Compensation Discussion and Analysis

PBS awards previously granted in fiscal 2021 were eligible to be earned based on two one-year cumulative revenue and EBT targets follows:

	Revenue – 50% of PBS Value		EBT – 50% of PBS Value
	Percent to Target	Payout	Percent to Target	Payout
Threshold	89%	50%	89%	50%
Target	100%	100%	100%	100%
Maximum	107%	170%	110%	200%

The fiscal 2022 one-year revenue and EBT targets were $9.2 billion and $1.3 billion, respectively. For fiscal 2022, we achieved one-year revenue and EBT of $10.2 billion and $1.6 billion, respectively, resulting in a payout of 170% of target for the revenue component and 200% of target for the EBT component. The fiscal 2021 one-year revenue and EBT targets were $7.3 billion and $673.6 million, respectively. For fiscal 2021, we achieved one-year revenue and EBT of $8.6 billion and $1.3 billion, respectively, resulting in a payout of 170% of target for the revenue component and 200% of target for the EBT component. The award is subject to a target level performance cap if the Company’s three-year TSR is not positive and is not eligible to vest until March 2024.

Compensation Discussion and Analysis

Executive Compensation Policies and Practices

The Compensation Committee and management seek to ensure that our executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that serve as the foundation for the compensation program for our NEOs:

What We Do		What We Don’t Do
✔	Pay-for-Performance: Significant amount is performance-based and not guaranteed	✘	No Excise Tax Gross-Ups: The Company does not provide any excise tax gross-up payments in connection with a change in control
✔	Multiple Performance Metrics and Time Horizons: Use multiple performance metrics focusing on top-line and bottom-line growth and multi-year vesting and measurement periods for long-term incentives	✘	No Repricing or Buyouts of Stock Options: The Company’s equity plan prohibits repricing or buyouts of underwater stock options
✔	Annual Compensation Risk Review: Annually assess risk in compensation programs	✘	No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the limited perquisites we provide
✔	Double-Trigger Change in Control: Include “double-trigger” change in control provisions for the vesting of equity awards and the receipt of severance	✘

No Hedging, Derivatives, Pledging or Margin Accounts: NEOs are prohibited from engaging in derivatives and hedging transactions and from holding Company stock in a margin account or pledging Company stock as collateral

✔	Share Ownership Guidelines: NEOs must comply with share ownership requirements	✘	No Dividends on Unearned PBSs and RSUs: No dividends or dividend equivalents are paid on PBSs or RSUs until such PBSs and RSUs become vested and earned
✔

Clawback Policy: We maintain a robust clawback policy that provides for recovery of incentive compensation in the event of a financial restatement, other misconduct not involving financial restatements, and for breaches of non-compete and other restrictive covenants

		✘	No Employment Agreements: No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements
✔	Challenging Performance Objectives: Set challenging performance objectives for Annual Incentive and LTIP
✔

Use of Independent Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest

✔	Limited Perquisites: Provide limited perquisites
✔	Peer Groups: Use appropriate peer groups when establishing compensation

Compensation Discussion and Analysis

Share Ownership Guidelines

The Compensation Committee has established the following share ownership guidelines to strengthen the focus of our senior officers on our long-term goals and further align their interests with stockholders:

Position	Required Amount
CEO	6X Base Salary
Other NEOs	3X Base Salary
Chief Non-NEOs	2X Base Salary

In addition to shares held directly, shares of common stock held in brokerage accounts for the executives’ benefit in trust, through tax qualified retirement plans, PBSs (which have been earned based on performance, but which are still subject to time vesting and the TSR modifier) and RSUs are included in determining whether the ownership requirement has been met and sustained. Executives subject to the guidelines are required to retain at least 50% of the net after-tax shares awarded until they have achieved the required ownership level. All executives are in compliance with our share ownership guidelines.

Clawback Provisions

We maintain a robust compensation recovery or “clawback” policy applicable to all Section 16 officers as well as other associates who receive equity grants or are otherwise selected for coverage.

Under the clawback policy, the Compensation Committee may recover and/or cancel previously granted or earned incentive compensation (including recovery of gains realized thereon) in the event: (a) that Ulta Beauty is required to materially restate its financial or operating results (whether or not there is any fraud or misconduct and whether or not the executive whose compensation is subject to clawback is responsible, but excluding restatements caused by changes in accounting rules, reclassification or other retrospective changes not caused by fraud or misconduct), (b) of fraud or misconduct (regardless of whether the fraud or misconduct is related to a restatement of financial or operating results), (c) of a violation of Ulta Beauty’s Code of Business Conduct, or (d) of a violation of any applicable non-compete, non-solicitation or confidentiality covenants.

In light of rules recently issued by the SEC regarding clawback policies, we expect to review our clawback policy in 2023 following NASDAQ’s adoption of its relevant clawback listing standards and determine at that time whether any updates to our policy are warranted.

No Hedging, Derivatives, Pledging or Margin Accounts

Our insider trading policy prohibits trading in puts, calls, and other derivative securities on our stock and also prohibits the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock by officers, directors, and associates. In addition, our insider trading policy prohibits our executive officers, directors, and other designated insiders from holding Company stock in a margin account or pledging our stock as collateral for a loan.

Long-Term Incentive Granting Policy

We have a general policy of making equity grants (stock options and RSUs) for new executive officers and NEOs once our trading window opens on the third business day following the date our earnings announcement is made for each fiscal quarter. The window generally remains open for 30 days. The annual LTIP grant is generally made in the open window following our fourth quarter earnings announcement. This timing is therefore generally consistent with when our executives and directors would be allowed to trade in our common stock under our insider trading policy. The Compensation Committee determined that setting the exercise price for stock options at this time was prudent in that it allowed for the market to process all reported public information prior to establishing the price. Such a practice thereby eliminates any potential manipulation regarding the timing of stock option grants. All equity grants for executives and NEOs are approved in advance by the Compensation Committee.

Compensation Discussion and Analysis

Benefits and Perquisites

Executives can defer compensation under our non-qualified deferred compensation plan with matching contributions equal to 100% of contributions made up to 3% of eligible deferred compensation, which is more fully described in the narrative to the 2022 Non-Qualified Deferred Compensation table below. For all eligible associates, we offer a 401(k) plan with matching contributions equal to 100% of the contributions for the first 3% of eligible salary and 50% of the contributions on the next 2% of eligible salary. In addition, we offer group health, life, accident, and disability insurance to eligible associates. Our associates are also entitled to a discount on purchases at our stores.

Change in Control and Severance Plan

The Company has an Executive Change in Control and Severance Plan (the “CIC Plan”), which provides severance and other benefits should an executive be involuntarily terminated in connection with a change in control. We adopted the CIC Plan as a market-based plan that is intended to minimize distraction to our executives by providing financial security in the event of a loss of employment following a change in control. See “Potential Payments upon Termination or Change in Control” below for additional details.

Accounting and Tax Considerations

Historically, our incentive compensation programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. However, the Compensation Committee considers the tax and accounting consequences of utilizing various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Ulta Beauty.

Compensation Discussion and Analysis

Summary Compensation Table

The following table sets forth the compensation of our NEOs for fiscal 2022:

						Non-Equity
					Stock	Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)	($) (3)	($)
David C. Kimbell	2022	1,225,016	—	5,897,497	1,925,796	4,410,058	54,017	13,512,384
Chief Executive Officer and	2021	1,037,756	—	2,349,012	1,353,033	3,735,922	64,044	8,539,767
Director (Principal Executive	2020	798,075	229,447	3,853,077	3,853,043	688,340	46,843	9,468,825
Officer)
Scott M. Settersten	2022	767,125	—	1,753,629	529,419	1,534,250	63,594	4,648,017
Chief Financial Officer	2021	723,694	—	1,008,718	499,434	1,230,280	50,963	3,513,089
(Principal Financial Officer)	2020	697,528	139,506	826,370	826,227	418,517	53,031	2,961,179
Jodi J. Caro	2022	620,797	—	1,139,705	279,395	807,036	48,162	2,895,095
General Counsel,	2021	585,645	—	495,999	263,572	761,338	41,701	2,148,255
Chief Risk & Compliance Officer and	2020	561,766	91,287	392,513	392,496	273,861	38,577	1,750,500
Corporate Secretary
Anita J. Ryan (4)	2022	501,878	—	593,823	127,621	663,832	38,380	1,925,534
Chief Human Resources Officer
Kecia L. Steelman	2022	1,000,022	—	4,147,721	1,050,041	2,300,052	61,317	8,559,153
Chief Operating Officer	2021	783,246	—	1,170,468	672,093	1,566,492	44,687	4,236,986
1.	Fiscal 2022 represents the sum of:
(i)	the grant date fair value of RSUs of $1,284,105 for Mr. Kimbell, $353,089 for Mr. Settersten, $586,635 for Ms. Caro, $191,587 for Ms. Ryan, and $1,700,529 for Ms. Steelman was based on the closing share price of our common stock on the date of grant;
(ii)	the grant date fair value at target of the 2022 LTIP PBSs (see footnote 3 to the Grants of Plan Based Awards Table for more information) of $3,209,867 for Mr. Kimbell, $882,327 for Mr. Settersten, $465,904 for Ms. Caro, $319,047 for Ms. Ryan and $1,750,009 for Ms. Steelman was determined using a Monte Carlo simulation using the average closing share price over 20 trading days of $369.83, a valuation day stock price of $395.84, an expected volatility of 37.43% over a 1.86 year period, a risk-free interest rate of 2.04% and TSR of 7.03%. If the maximum level of performance is achieved for the 2022 LTIP PBS grants, the amounts shown above would increase by $3,209,867, $882,327, $465,904, $319,047, and $1,750,009 for Mr. Kimbell, Mr. Settersten, Ms. Caro, Ms. Ryan, and Ms. Steelman, respectively; and
(iii)	the grant date fair value at target of the second half of the 2021 LTIP PBSs (see footnote 3 to the Grants of Plan Based Awards Table for more information) of $1,403,525 for Mr. Kimbell, $518,213 for Mr. Settersten, $273,607 for Ms. Caro, $83,189 for Ms. Ryan and $697,183 for Ms. Steelman was determined using a Monte Carlo simulation using the average closing share price over 20 trading days of $315.90, a valuation day stock price of $381.60, an expected volatility of 51.64% over a 1.96 year period, a risk-free interest rate of 1.50% and TSR of 20.8%. If the maximum level of performance is achieved for the second half of the 2021 LTIP PBS grants, the amounts shown above would increase by $1,192,881, $440,366, $232,395, $70,596, and $592,625 for Mr. Kimbell, Mr. Settersten, Ms. Caro, Ms. Ryan, and Ms. Steelman, respectively.
2.	Amounts shown represent the grant date fair value of stock options granted in the year indicated as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 16 to the consolidated financial statements for fiscal 2022 contained in the Form 10-K filed on March 24, 2023.

Compensation Discussion and Analysis

3.	All other compensation includes 401(k) match, deferred compensation match, long-term disability premiums, and other perquisites, including health screenings and life insurance premiums as indicated in the table below for fiscal 2022:

		Deferred	Executive LT
	401(k)	Compensation	Disability	Other
	Match	Match	Premium	Perquisites
Name	($)	($)	($)	($)
David C. Kimbell	12,200	35,885	—	5,932
Scott M. Settersten	11,138	22,713	24,373	5,370
Jodi J. Caro	12,200	18,380	17,028	554
Anita J. Ryan	12,200	14,796	10,939	445
Kecia L. Steelman	10,058	28,619	22,040	600
4.The salary and non-equity incentive plan compensation amounts earned for Ms. Ryan are based on her prorated salary based on time in service as our CHRO.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the NEOs for fiscal 2022:

										Number	Exercise or	Grant Date
			Estimated Future Payouts			Estimated Future Payouts			Number	of	Base	Fair Value of
			Under Non‑Equity Incentive			Under Equity Incentive			of	Securities	Price of	Stock and
			Plan Awards			Plan Awards (3)			Shares	Underlying	Stock	Stock
	Grant	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Stock Options	Option Awards	Option Awards
Name	Type	Date	($) (1)	($)	($) (2)	(#) (4)	(#)	(#) (5)	(#)	(#) (6)	($)	($) (7)
David C. Kimbell
	Annual Incentive		882,012	2,205,029	4,410,058	—	—	—	—	—	—	—
	LTIP - 2022 PBS	3/24/2022	—	—	—	4,055	8,109	16,218	—	—	—	3,209,867
	LTIP - 2021 PBS	2/16/2022	—	—	—	1,839	3,678	6,804	—	—	—	1,403,525
	LTIP - NQ	3/24/2022	—	—	—	—	—	—	—	12,917	395.84	1,925,796
	LTIP - RSU	3/24/2022	—	—	—	—	—	—	3,244	—	—	1,284,105
Scott M. Settersten
	Annual Incentive		306,850	767,125	1,534,250	—	—	—	—	—	—	—
	LTIP - 2022 PBS	3/24/2022	—	—	—	1,115	2,229	4,458	—	—	—	882,327
	LTIP - 2021 PBS	2/16/2022	—	—	—	679	1,358	2,512	—	—	—	518,213
	LTIP - NQ	3/24/2022	—	—	—	—	—	—	—	3,551	395.84	529,419
	LTIP - RSU	3/24/2022	—	—	—	—	—	—	892	—	—	353,089
Jodi J. Caro
	Annual Incentive		161,407	403,518	807,036	—	—	—	—	—	—	—
	LTIP - 2022 PBS	3/24/2022	—	—	—	589	1,177	2,354	—	—	—	465,904
	LTIP - 2021 PBS	2/16/2022	—	—	—	359	717	1,326	—	—	—	273,607
	LTIP - NQ	3/24/2022	—	—	—	—	—	—	—	1,874	395.84	279,395
	LTIP - RSU	3/24/2022	—	—	—	—	—	—	471	—	—	186,441
	LTIP - RSU	3/24/2022	—	—	—	—	—	—	1,011	—	—	400,194
Anita J. Ryan
	Annual Incentive		132,766	331,916	663,832	—	—	—	—	—	—	—
	LTIP - 2022 PBS	3/24/2022	—	—	—	403	806	1,612	—	—	—	319,047
	LTIP - 2021 PBS	2/16/2022	—	—	—	109	218	403	—	—	—	83,189
	LTIP - NQ	3/24/2022	—	—	—	—	—	—	—	856	395.84	127,621
	LTIP - RSU	3/24/2022	—	—	—	—	—	—	484	—	—	191,587
Kecia L. Steelman
	Annual Incentive		460,010	1,150,026	2,300,052	—	—	—	—	—	—	—
	LTIP - 2022 PBS	3/24/2022	—	—	—	2,211	4,421	8,842	—	—	—	1,750,009
	LTIP - 2021 PBS	2/16/2022	—	—	—	914	1,827	3,380	—	—	—	697,183
	LTIP - NQ	3/24/2022	—	—	—	—	—	—	—	7,043	395.84	1,050,041
	LTIP - RSU	3/24/2022	—	—	—	—	—	—	1,769	—	—	700,241
	LTIP - RSU	3/24/2022	—	—	—	—	—	—	2,527	—	—	1,000,288
1.	Threshold assumes performance equals 87% of the EBT performance target, resulting in a payout of 40% of the EBT target bonus.

Compensation Discussion and Analysis

2.	Maximum assumes performance equals or exceeds 110% of the EBT performance target, resulting in a payout of 200% of the EBT target bonus.
3.	For awards with a grant date of March 24, 2022, amounts represent the 2022 LTIP PBSs granted in which 50% of the grant value is tied to attainment of a revenue target and 50% of the grant value is tied to attainment of an EBT target, in each case subject to a TSR modifier. The 2022 PBSs vest on March 15, 2025, subject to continued service through the vesting date except in the case of certain earlier terminations or in connection with a change in control as further explained in “Potential Payments Upon a Termination or Change in Control.”

For awards with a grant date of February 16, 2022, amounts represent the second half of the 2021 LTIP PBSs granted in which 50% of the grant value is tied to attainment of a revenue target and 50% of the grant value is tied to attainment of an EBT target, in each case subject to a TSR modifier. Amounts shown at “target” represent one-half of the total “target” number of PBSs granted on March 25, 2021, representing the portion of the total award that was eligible to be earned based on fiscal 2022 performance at “target” levels. The 2021 PBSs vest on March 15, 2024, subject to continued service through the vesting date except in the case of certain earlier terminations or in connection with a change in control.

4.	For awards with a grant date of March 24, 2022, threshold assumes performance meets or exceeds 95% of the revenue performance target and 85% of the EBT performance target, resulting in a payout of 50% and 50% of the target performance-based units, respectively.

For awards with a grant date of February 16, 2022, threshold assumes performance meets or exceeds 89% of each of the revenue and EBT performance target, resulting in a payout of 50% of the target performance-based units.

5.	For awards with a grant date of March 24, 2022, maximum assumes performance meets or exceeds 105% of the revenue performance target and 110% of the EBT performance target, resulting in a payout of 200% and 200% of the target performance-based units, respectively.

For awards with a grant date of February 16, 2022, maximum assumes performance meets or exceeds 107% of the revenue performance target and 110% of the EBT performance target, resulting in a payout of 170% and 200% of the target performance-based units, respectively.

6.	Stock options vest in 25% annual increments beginning March 15, 2023, and each anniversary thereafter through March 15, 2026, subject to continued service through the vesting date except in the case of certain earlier terminations or in connection with a change in control.
7.	Represents the grant date fair value of RSUs, PBSs and stock options granted as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 16 to the consolidated financial statements for fiscal 2022 contained in the Form 10-K filed on March 24, 2023 and with respect to the PBSs, footnote 1 in the Summary Compensation Table. RSUs cliff vest on March 15, 2025, subject to continued service through the vesting date except in the case of certain earlier terminations or in connection with a change in control.

Compensation Discussion and Analysis

Outstanding Equity Awards as of January 28, 2023

The following table presents information concerning stock options, PBSs, and RSUs held by the NEOs as of January 28, 2023:

	Stock Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan Awards:	Plan Awards:
	Number of	Number of					Number of	Market
	Securities	Securities	Stock		Number of	Market	Unearned	Value of
	Underlying	Underlying	Option		Shares of	Value of	Shares of	Unearned
	Unexercised	Unexercised	Exercise		Stock	Shares	Performance-	Performance-
	Stock	Stock	Price	Stock	that	that	based Stock	based Stock
	Options	Options	Per	Option	have not	have not	that have not	that have not
	Exercisable	Unexercisable	Share	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#) (1)	($)
David C. Kimbell (2)					28,274	14,297,314	29,827	15,082,619
	8,771	—	281.53	3/24/2027
	16,880	—	204.27	3/29/2028
	8,228	2,743	348.73	3/29/2029
	11,489	35,414	174.45	3/27/2030
	3,173	9,522	306.59	3/25/2031
	—	12,917	395.84	3/24/2032
Scott M. Settersten (3)					6,715	3,395,574	9,483	4,795,269
	—	2,231	348.73	3/29/2029
	—	7,594	174.45	3/27/2030
	—	3,515	306.59	3/25/2031
	—	3,551	395.84	3/24/2032
Jodi J. Caro (4)					4,306	2,177,415	5,007	2,531,890
	2,577	860	348.73	3/29/2029
	—	3,608	174.45	3/27/2030
	618	1,855	306.59	3/25/2031
	—	1,874	395.84	3/24/2032
Anita J. Ryan (5)					1,734	876,832	2,419	1,223,216
	600	—	281.53	3/24/2027
	655	—	204.27	3/29/2028
	801	267	348.73	3/29/2029
	595	1,189	174.45	3/27/2030
	125	376	306.59	3/25/2031
	—	856	395.84	3/24/2032
Kecia L. Steelman (6)					13,632	6,893,293	15,602	7,889,463
	—	1,395	348.73	3/29/2029
	—	5,518	174.45	3/27/2030
	—	4,730	306.59	3//25/2031
	—	7,043	395.84	3/24/2032
1.	Amount represents the maximum payout of LTIP PBSs granted in fiscal 2021 and 2022. With respect to the 2021 PBSs, there are 13,609 for Mr. Kimbell, 5,025 for Mr. Settersten, 2,653 for Ms. Caro, 807 for Ms. Ryan and 6,760 for Ms. Steelman for which the performance period has not ended. The award will not be certified until March 2024. With respect to the 2022 PBSs, there are 8,109 for Mr. Kimbell, 2,229 for Mr. Settersten, 1,177 for Ms. Caro, 806 for Ms. Ryan and 4,421 for Ms. Steelman for which the performance period has not ended. The award will not be certified until March 2025.

Compensation Discussion and Analysis

2.	The vesting schedule for Mr. Kimbell’s outstanding stock options and RSUs as of January 28, 2023 is as follows:

	Type of	Expiration
Name	Award	date	3/15/23	3/15/24	3/15/25	3/15/26
David C. Kimbell	NQ	3/29/2029	2,743	—	—	—
	NQ	3/27/2030	17,707	17,707	—	—
	NQ	3/25/2031	3,174	3,174	3,174	—
	NQ	3/24/2032	3,229	3,229	3,229	3,230
	PBS		—	13,609	8,109	—
	RSU		22,087	2,943	3,244	—
3.	The vesting schedule for Mr. Settersten’s outstanding stock options and RSUs as of January 28, 2023 is as follows:

	Type of	Expiration
Name	Award	date	3/15/23	3/15/24	3/15/25	3/15/26
Scott M. Settersten	NQ	3/29/2029	2,231	—	—	—
	NQ	3/27/2030	3,797	3,797	—	—
	NQ	3/25/2031	1,172	1,171	1,172	—
	NQ	3/24/2032	887	888	888	888
	PBS		—	5,025	2,229	—
	RSU		4,737	1,086	892	—
4.	The vesting schedule for Ms. Caro’s outstanding stock options and RSUs as of January 28, 2023 is as follows:

	Type of	Expiration
Name	Award	date	3/15/23	3/15/24	3/15/25	3/15/26
Jodi J. Caro	NQ	3/29/2029	860	—	—	—
	NQ	3/27/2030	1,804	1,804	—	—
	NQ	3/25/2031	618	618	619	—
	NQ	3/24/2032	468	469	468	469
	PBS		—	2,653	1,177	—
	RSU		2,250	574	1,482	—
5.	The vesting schedule for Ms. Ryan’s outstanding stock options and RSUs as of January 28, 2023 is as follows:

	Type of	Expiration
Name	Award	date	3/15/23	3/15/24	3/15/25	3/15/26
Anita J. Ryan	NQ	3/29/2029	267	—	—	—
	NQ	3/27/2030	594	595	—	—
	NQ	3/25/2031	125	125	126	—
	NQ	3/24/2032	214	214	214	214
	PBS		—	807	806
	RSU		824	344	566	—

Compensation Discussion and Analysis

6.	The vesting schedule for Ms. Steelman’s outstanding stock options and RSUs as of January 28, 2023 is as follows:

	Type of	Expiration
Name	Award	date	3/15/23	10/5/23	3/15/24	3/15/25	3/15/26
Kecia L. Steelman	NQ	3/29/2029	1,395	—	—	—	—
	NQ	3/27/2030	2,759	—	2,759	—	—
	NQ	3/25/2031	1,577	—	1,576	1,577	—
	NQ	3/24/2032	1,760	—	1,761	1,761	1,761
	PBS		—	—	6,760	4,421	—
	RSU		5,735	2,139	1,462	4,296	—

Stock Option Exercises and Stock Vested

The following table presents information concerning exercises of stock options and vesting of RSUs during fiscal 2022:

	Stock Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
David C. Kimbell	26,272	7,022,836	2,132	791,782
Scott M. Settersten	32,532	6,064,246	1,734	643,973
Jodi J. Caro	8,947	1,835,395	792	294,133
Anita J. Ryan	594	158,052	502	186,433
Kecia L. Steelman	21,717	3,912,192	2,518	935,135
1.	The value realized on exercise of stock options is based on the difference between the weighted average sales price of our common stock on the transaction date as reported on the Form 4 and the exercise price of the options. The value realized was determined without considering any taxes that may have been owed or withheld.
2.	The value realized on vesting of stock awards is based on the closing share price of our common stock on the vesting date as reported on the NASDAQ Global Select Market. The value realized was determined without considering any taxes that may have been owed or withheld.

Compensation Discussion and Analysis

2022 Non-Qualified Deferred Compensation

The Ulta Beauty Non-qualified Deferred Compensation Plan allows participants to defer up to 75% of their base salary and 100% of their annual cash bonus. We match 100% of the contributions up to 3% of salary deferred. We do not match or make any other contributions to the plan with regards to bonus or long-term compensation. Participants may direct the investment of their contributions to the plan among several mutual funds, similar to those available under our 401(k) plan.

The table below sets forth certain information with respect to the non-qualified deferred compensation plans in which our NEOs may participate as of January 28, 2023:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year End
Name	($) (1)(2)	($)	($)	($)	($)
David C. Kimbell	988,982	35,885	(190,390)	—	3,551,568	(3)
Scott M. Settersten	78,995	22,713	(84,723)	(68,238)	820,735	(4)
Jodi J. Caro	44,024	18,380	(30,414)	—	433,069	(5)
Anita J. Ryan	90,948	14,796	(20,751)	—	531,058
Kecia L. Steelman	38,005	28,619	(33,625)	—	902,500	(6)
1.	Included in the amount listed under the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table above.
2.	Contributions include salary and annual cash incentive deferrals, including annual cash incentive awards earned in fiscal 2022 but paid in fiscal 2023.
3.	$2,717,091 was previously reported as compensation to Mr. Kimbell in the Summary Compensation Table for prior years.
4.	$871,988 was previously reported as compensation to Mr. Settersten in the Summary Compensation Table for prior years.
5.	$401,079 was previously reported as compensation to Ms. Caro in the Summary Compensation Table for prior years.
6.	$869,501 was previously reported as compensation to Ms. Steelman in the Summary Compensation Table for prior years.

Compensation Discussion and Analysis

Potential Payments Upon a Termination or Change in Control

Executive Change in Control and Severance Plan

In 2017 we adopted our CIC Plan, which provides severance protections to all of our executive officers, including all of our NEOs, in the event of an involuntary termination in connection with a change in control. Under the CIC Plan, an executive who is involuntarily terminated is eligible to receive the following severance payments and benefits as well as accelerated vesting of equity awards, subject to the execution of an effective release of claims in favor of the Company and continued compliance with their restrictive covenants:

●	a lump-sum cash payment equal to (a) 3.0 for the CEO and 2.0 for all other NEOs, multiplied by (b) the sum of (i) the executive’s salary (where “salary” is an amount equal to the greater of the executive’s salary (A) on the date of termination or (B) on the consummation of the change in control) plus (ii) the executive’s bonus (where “bonus” is an amount equal to the greater of (A) their target bonus on the date of termination, (B) the executive’s target bonus on the consummation of the change in control or (C) the actual anticipated bonus they would receive based on performance as of the date of the change in control);
●	payment of a pro-rated portion of the executive’s annual cash bonus award for the year of termination (with the bonus calculated based on actual performance);
●	accelerated vesting of all outstanding equity awards held by the Participant that vest solely based on the passage of time; and
●	Company-paid COBRA premium payments for up to 18 months following the termination date.

Also, upon a change in control, without regard to any employment loss, all outstanding performance-based equity will vest at the greater of (a) target performance levels or (b) the amount that would have been earned for performance through the date of the change in control, subject to the TSR modifier.

To the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code of 1986, as amended, such payments and/or benefits may be subject to a “best net” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Severance Benefits Not in Connection with a Change in Control

Although our NEOs do not have contractual rights to severance, we would likely pay each at least six months of severance and continued health benefits in connection with a termination without cause in exchange for a general release of claims.

Equity Vesting Upon a Termination Due to Death or Disability

In accordance with the terms of the applicable award agreements, unvested stock options and RSUs will vest in full upon a termination due to death or disability. A pro-rated portion of the target 2022 PBSs will vest based on the number days of elapsed in the performance period through the date of disability or death. The 2021 PBSs will vest based on actual performance, pro-rated based on the number of days elapsed in the performance period through the date of disability or death.

Compensation Discussion and Analysis

Continued Equity Vesting Upon a Qualified Retirement

Beginning with PBSs, RSUs and options granted in 2022, awards are eligible for continued vesting upon a qualified retirement. The award agreements provide that a qualified retirement occurs when the award holder has reached the age of 55 and the sum of such individual’s age and the number of years of service with the Company is equal to or greater than 70, provided that the award holder provides notice of the intent to retire. Mr. Settersten and Ms. Ryan are eligible for such continued vesting based upon their age and years of service with the Company and, as a result, their RSUs and option awards granted under the LTIP in 2022 or later will continue to vest and become exercisable following retirement, subject to forfeiture only for violating certain restrictive covenants following such retirement. Additionally, their PBSs will remain outstanding and eligible to vest based on actual performance through the end of the performance period.

The following chart sets forth the amounts that our NEOs would receive in the event of a change of control or that their employment was terminated without cause, for good reason, or due to death or disability, or in connection with a change in control, or due to a qualified retirement on the last day of fiscal 2022, January 28, 2023. These amounts do not include any value for amounts payable under retirement plans or insurance policies applicable to associates in general.

		Involuntary
		Termination in		Involuntary
		Connection with	Total	Not for Cause
	Change in	Change in	Change in	Termination/	Death/
	Control	Control	Control	Good Reason	Disability	Retirement
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)
David C. Kimbell	15,082,619	37,893,045	52,975,664	648,508	44,854,558	—
Scott M. Settersten	4,795,269	10,455,030	15,250,299	419,329	12,146,033	3,095,341
Jodi J. Caro	2,531,890	6,156,118	8,688,008	335,347	6,614,430	—
Anita J. Ryan	1,223,216	3,156,208	4,379,424	280,268	2,704,640	1,153,898
Kecia L. Steelman	7,889,463	14,980,121	22,869,584	526,345	18,544,540	—
1.	Includes the market value of the unvested 2021 and 2022 LTIP PBSs, for which the performance period has not ended, at the maximum payout level.
2.	Includes amounts related to severance, health care costs, pro-rated bonus payouts (as applicable), and the market value of all unvested stock options and RSUs.
3.	Includes amounts related to severance, health care costs, pro-rated bonus payouts (as applicable), and the market value of all unvested stock options, RSUs, 2021 and 2022 LTIP PBSs, for which the performance period has not ended, at the maximum payout level.
4.	Includes amounts related to severance and health care costs.
5.	Includes the market value of all unexercisable stock options, RSUs, 2021 and 2022 LTIP PBSs, for which the performance period has not ended, at the maximum payout level.
6.	Includes the market value of the 2022 LTIP unexercisable stock options, RSUs, PBSs, for which the performance period has not ended, at the maximum payout level, based on actual performance through the end of fiscal 2022.

Compensation Discussion and Analysis

PROPOSAL SEVEN
 ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

What are you voting on? An advisory resolution to approve the Company’s executive compensation.

The Board of Directors is committed to excellence in governance. As part of that commitment, Ulta Beauty is asking stockholders to vote on a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company and the Board of Directors. However, the Board and the Compensation Committee value the opinions of the stockholders and will carefully consider the outcome of the vote when making future compensation decisions. In accordance with the results of the non-binding advisory vote at our 2017 Annual Meeting of Stockholders, we have provided our stockholders with an annual, non-binding, advisory vote on the compensation paid to our NEOs. As discussed in Proposal Eight below, the Board is recommending that stockholders select a frequency of every year for the advisory vote on the Company's executive compensation. This non-binding advisory vote on the compensation paid to our NEOs will be held on an annual basis unless the stockholders select a different frequency at the Annual Meeting and/or the Board elects to implement a different frequency.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL SEVEN

As described more fully above, our executive compensation program is structured to provide compensation opportunities that:

✔	reflect the competitive marketplace in which the Company operates;
✔	link annual incentive compensation to Company performance goals that support stockholder value;
✔	focus a significant portion of an executive’s compensation on equity-based incentives to align interests closely with stockholders; and
✔

attract, motivate, and retain key executives who are critical to our long-term success. A significant portion of the Company’s executive compensation is performance-based, and we emphasize such incentives to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures.

We believe that the fiscal 2022 compensation of our NEOs was appropriate and aligned with the Company’s performance. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how our executive compensation policies and procedures operate.

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Ulta Beauty, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion thereto.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote in determining future compensation policies and decisions.

Compensation Discussion and Analysis

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the advisory resolution on executive compensation. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been approved.

Compensation Discussion and Analysis

PROPOSAL EIGHT
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

What are you voting on? An advisory vote on the frequency of future advisory votes on the Company’s executive compensation.

In addition to providing stockholders with the opportunity to cast an advisory "say on pay" vote on executive compensation, Ulta Beauty is also asking stockholders to vote on whether future advisory votes on the Company's executive compensation should be held every one, two, or three years.

The Board recommends that stockholders select a frequency of every year, because it believes that an annual vote will promote best governance practices and facilitate our Compensation Committee's and our management's consideration of the views of our stockholders in structuring our compensation programs for our NEOs. We believe than an annual vote will continue to provide our Compensation Committee and our management with more direct input on, and reactions to, our current compensation practices, and better allow our Compensation Committee and our management to measure how they respond to the prior year's vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “EVERY YEAR” (i.e., “1 YEAR” on the proxy card or voting instruction form) ON PROPOSAL EIGHT

When voting on this advisory vote, stockholders should understand that they are not voting “for” or “against” the Board’s recommendation to hold the advisory vote every year. Rather, stockholders have the option to recommend that such advisory vote on the Company's executive compensation be held every one, two, or three years, or to abstain entirely from voting on the proposal. Please indicate on your proxy card or voting instruction form, or by voting over the internet or by telephone, your preference as to how frequently stockholders will vote on future stockholder advisory votes on the Company's executive compensation, as either every year, every two years, or every three years, or you may abstain from voting.

We will consider the frequency indicated by the highest number of votes of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting as the preference of our stockholders on the frequency on which we should seek an advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will be counted towards a quorum but will not be counted for any other purpose with respect to this matter.

This advisory vote is non-binding on the Company and the Board. While the Board and the Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of future say on pay votes, the Board may decide that it is in the best interest of the Company and the stockholders to hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders.

We intend to hold our next advisory vote on the frequency of future stockholder advisory votes on the Company’s executive compensation at our annual meeting in 2029.

Compensation Discussion and Analysis

CEO PAY RATIO

The SEC requires companies to disclose the ratio of the total annual compensation of the CEO to the median of the total annual compensation of all our associates, other than the CEO.

We explain below how we made reasonable efforts to identify our median associate and calculate both the median associate’s total annual compensation and the total annual compensation of our CEO. As permitted by the SEC, we have used reasonable estimates, assumptions, and methodologies to prepare this disclosure.

The SEC provided companies with flexibility to calculate their CEO pay ratio in a manner that best suits their facts and circumstances. Our CEO pay ratio is specific to Ulta Beauty, Inc. and should not be used as a basis for comparison with the CEO pay ratios disclosed by other companies.

We identified our median associate by (1) identifying all associates on November 6, 2022 (2) calculating each associate’s cash compensation (salary, wages, bonuses, and commissions) earned through that date and (3) then ranking all 52,929 associates by compensation from high to low and selecting the associate who had the median cash compensation. We calculated the median associate’s total annual compensation for 2022 according to the same methodology we used for calculating Mr. Kimbell’s total annual compensation as reported in the Summary Compensation Table on page 45, to determine both our median associate’s total annual compensation and Mr. Kimbell’s for purposes of the ratio.

Using this methodology for fiscal 2022, our median associate’s total annual compensation was $14,998 and our CEO’s total annual compensation was $13,512,384. The resulting ratio of our CEO’s total annual compensation to the total annual compensation of our median associate was approximately 901:1.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

							Value of Initial Fixed $100 Investment based on:[4]
Year	Summary Compensation Table Total for Mary N. Dillon ($) (1)	Compensation Actually Paid to Mary N. Dillon ($) (1), (2), (3)	Summary Compensation Table Total for David C. Kimbell ($) (1)	Compensation Actually Paid to David C. Kimbell ($) (1), (2), (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1), (2), (3)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	Earnings Before Taxes (EBT) ($ Millions) (5)
2022	—	—	13,512,384	31,234,457	4,506,950	8,156,948	188.75	123.99	1,242	1,644
2021	6,968,391	22,560,792	8,539,767	19,890,765	2,961,167	5,266,028	133.94	149.72	986	1,296
2020	8,100,164	12,265,040	—	—	3,939,707	6,641,083	104.42	141.39	176	231

1.	Mary N. Dillon was our PEO from July 2013 to June 2021. David C. Kimbell has served as our PEO from June 2021 to present. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2022	2021	2020
Scott M. Settersten	Scott M. Settersten	David C. Kimbell
Jodi J. Caro	Jodi J. Caro	Scott M. Settersten
Anita J. Ryan	Jeffrey J. Childs	Jodi J. Caro
Kecia L. Steelman	Kecia L. Steelman	Jeffrey J. Childs

2.	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

Compensation Discussion and Analysis

3.	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

	Summary Compensation Table	Exclusion of Stock Awards and	Inclusion of Equity Values for	Compensation Actually Paid to
Year	Total for Mary N. Dillon	Option Awards for Mary N. Dillon	Mary N. Dillon	Mary N. Dillon
	($)	($)	($)	($)
2021	6,968,391	(4,667,992)	20,260,393	22,560,792
2020	8,100,164	(4,992,349)	9,157,225	12,265,040

	Summary Compensation Table	Exclusion of Stock Awards and	Inclusion of Equity Values for	Compensation Actually Paid to
Year	Total for David C. Kimbell	Option Awards for David C. Kimbell	David C. Kimbell	David C. Kimbell
	($)	($)	($)	($)
2022	13,512,384	(7,823,293)	25,545,366	31,234,457
2021	8,539,767	(3,702,045)	15,053,043	19,890,765

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
	($)	($)	($)	($)
2022	4,506,950	(2,405,339)	6,055,337	8,156,948
2021	2,961,167	(1,162,224)	3,467,085	5,266,028
2020	3,939,707	(2,683,588)	5,384,964	6,641,083

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Mary N. Dillon	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Mary N. Dillon	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Mary N. Dillon	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Mary N. Dillon	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Mary N. Dillon	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Mary N. Dillon	Total - Inclusion of Equity Values for Mary N. Dillon
	($)	($)	($)	($)	($)	($)	($)
2021	8,350,423	6,789,382	0	5,120,588	0	0	20,260,393
2020	10,692,770	1,295,149	0	(2,830,694)	0	0	9,157,225

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for David C. Kimbell	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for David C. Kimbell	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for David C. Kimbell	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for David C. Kimbell	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for David C. Kimbell	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for David C. Kimbell	Total - Inclusion of Equity Values for David C. Kimbell
	($)	($)	($)	($)	($)	($)	($)
2022	12,623,599	12,662,811	0	258,956	0	0	25,545,366
2021	7,486,997	6,525,855	0	1,040,191	0	0	15,053,043

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non- PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
	($)	($)	($)	($)	($)	($)	($)
2022	3,584,954	2,440,946	0	29,437	0	0	6,055,337
2021	2,165,935	1,147,385	0	153,765	0	0	3,467,085
2020	5,681,481	79,970	0	(376,487)	0	0	5,384,964

The fair values of RSUs, PBSs, and stock options included in the Compensation Actually Paid to our PEOs and the Average Compensation Actually Paid to our non-PEO NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards at the grant date as described in this proxy statement and our Annual Report on Form 10-K for the year ended January 28, 2023. Any changes to the RSU fair values from the

Compensation Discussion and Analysis

grant date (for current year grants) and from prior year-end (for prior year grants) are based on our updated stock price at the respective measurement dates. Changes to the PBS fair values are based on the updated stock price at the respective measurement dates, in addition to expected volatility, risk-free interest rate assumptions, and TSR. Changes to the stock option fair values are based on the updated stock price at the respective measurement dates, in addition to updated expected life, expected volatility, and risk-free interest rate assumptions. For all years presented, the meaningful increases or decreases in the year-end PBS fair value and stock option fair value from the fair value on the grant date were primarily driven by changes in the stock price.

4.	The Peer Group TSR set forth in this table utilizes the S&P 500 Retailing (Industry Group, SP500-2550) (“S&P 500 Retailing”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended January 28, 2023. The comparison assumes $100 was invested for the period starting January 28, 2020, through the end of the listed year in the Company and in the S&P 500 Retailing, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.	We determined Earnings Before Taxes (EBT) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in fiscal 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company TSR and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, the Company’s cumulative TSR, and the TSR of the S&P 500 Retailing (Industry Group, SP500-2550) over the three most recently completed fiscal years.

Compensation Discussion and Analysis

Description of Relationship BETWEEN PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the three most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company-Selected Measure

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Earnings Before Taxes (EBT) during the three most recently completed fiscal years.

Compensation Discussion and Analysis

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for fiscal 2022 to Company performance. The measures in this table are not ranked.

Financial Performance Measures
Earnings Before Tax (EBT)
Revenue
Total Stockholder Return (TSR)

S	tock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 4, 2023 by:

●	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;
●	each of our NEOs, directors, and nominees; and
●	all of our executive officers, directors, and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 4, 2023, and shares of common stock underlying restricted stock units (whether or not deferred) that could vest within 60 days of April 4, 2023, are deemed to be outstanding and to be beneficially owned by the person holding the stock options or restricted stock units for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Stock Ownership

The following table lists applicable percentage ownership based on 50,088,578 shares of common stock outstanding as of April 4, 2023. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
5% stockholders:
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,884,717	11.7%
BlackRock Inc. (2) 55 East 52nd Street New York, New York 10055	4,066,910	8.1%

NEOs, directors and nominees:
David C. Kimbell (3)	101,552	*
Scott M. Settersten (4)	18,383	*
Jodi J. Caro (5)	6,683	*
Anita J. Ryan (6)	4,044	*
Kecia L. Steelman (7)	13,661	*
Michelle L. Collins (8)	5,243	*
Kelly E. Garcia (8)	514	*
Catherine A. Halligan (8)	2,168	*
Patricia A. Little (8)	1,799	*
Michael R. MacDonald (8)	3,020	*
George R. Mrkonic (8)	2,393	*
Lorna E. Nagler (8)	6,632	*
Heidi G. Petz (8)	—	*
Gisel Ruiz (8)	514	*
Michael C. Smith (8)	1,531	*
All current directors and executive officers as a group (15 persons) (8) (9)	168,137	*
*	Less than 1%
1.	Based solely on the Schedule 13G/A filed by The Vanguard Group on February 9, 2023. This holder reports shared voting power with respect to 75,818 of these shares, sole dispositive power with respect to 5,670,931 of these shares and shared dispositive power with respect to 213,786 of these shares.
2.	Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 3, 2023. This holder reports sole voting power with respect to 3,580,181 of these shares and sole dispositive power with respect to 4,066,910 of these shares.
3.	Includes stock options to purchase 8,771 shares of common stock exercisable at $281.53 per share, stock options to purchase 16,880 shares of common stock exercisable at $204.27 per share, stock options to purchase 10,971 shares of common stock exercisable at $348.73 per share, stock options to purchase 29,196 shares of common stock exercisable at $174.45 per share, stock options to purchase 6,347 shares of common stock exercisable at $306.59 per share, and stock options to purchase 3,229 shares of common stock exercisable at $395.84 per share.

Stock Ownership

4.	Includes stock options to purchase 2,231 shares of common stock exercisable at $348.73 per share, stock options to purchase 3,797 shares of common stock exercisable at $174.45 per share, stock options to purchase 1,172 shares of common stock exercisable at $306.59 per share, and stock options to purchase 887 shares of common stock exercisable at $395.84 per share.
5.	Includes stock options to purchase 1,804 shares of common stock exercisable at $174.45 per share, stock options to purchase 1,236 shares of common stock exercisable at $306.59 per share, and stock options to purchase 468 shares of common stock exercisable at $395.84 per share.
6.	Includes stock options to purchase 1,068 shares of common stock exercisable at $348.73 per share, stock options to purchase 1,189 shares of common stock exercisable at $174.45 per share, stock options to purchase 250 shares of common stock exercisable at $306.59 per share, and stock options to purchase 214 shares of common stock exercisable at $395.84 per share.
7.	Includes stock options to purchase 1,395 shares of common stock exercisable at $348.73 per share, stock options to purchase 2,759 shares of common stock exercisable at $174.45 per share, stock options to purchase 1,577 shares of common stock exercisable at $306.59 per share, and stock options to purchase 1,760 shares of common stock exercisable at $395.84 per share.
8.	Includes 393 shares of common stock underlying non-employee director restricted stock units for each of Messrs., MacDonald, Mrkonic and Smith, Ms. Collins, Ms. Halligan, Ms. Little, and Ms. Nagler; 514 shares of common stock underlying non-employee director restricted stock units for Mr. Garcia and Ms. Ruiz; 163 shares of common stock underlying non-employee director restricted stock units for Ms. Petz; and 3,942 shares for all current directors and executive officers as a group.
9.	Total percentage equals the quotient of total holdings over the sum of shares outstanding and the stock options and restricted stock units referenced in the footnotes above.

C	ertain Relationships and Transactions

Related Person Transaction Approval Policy

Our Board of Directors has adopted written policies and procedures regarding the review, approval, or ratification of any “related person transaction.” For purposes of these policies and procedures:

●	a “related person” means any of the Company’s directors, executive officers, nominees for director, 5% or greater stockholder, or any of their immediate family members; and
●	a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director, or nominee for director is required to disclose to the Audit Committee certain information relating to related person transactions for review and approval or ratification by the Audit Committee. The Audit Committee is required to disclose any material related person transactions to the full Board of Directors.

Disclosure to the Audit Committee is required to be made before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director, or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Audit Committee’s decision to approve or ratify a related person transaction is to be based on the Audit Committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company. There were no related person transactions during 2022, except as follows:

Related Person Transactions and Relationships

Charles Heilbronn, a director of the Company until June 1, 2022, is Executive Vice President and Secretary, as well as a director, of Chanel, Inc. In fiscal 2022, Chanel, Inc. sold to Ulta Beauty approximately $69.1 million of fragrances and cosmetics on an arm’s length basis pursuant to Chanel’s standard wholesale terms.

Q	uestions and Answers

PROXY MATERIALS AND ANNUAL MEETING

General — Why am I receiving these materials?

On or about April 20, 2023, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to you, and to all stockholders of record as of the close of business on April 4, 2023 because the Board of Directors of Ulta Beauty is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders. Our Board has made these proxy materials available to you on the internet, or upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the 2023 Annual Meeting of Stockholders. Our 2022 Annual Report, which includes our Form 10-K for fiscal year ended January 28, 2023, along with this proxy statement and all other relevant corporate governance materials, are also available at the Investor Relations section of our website at https://ulta.com/investor. Other than the text of our 2022 Annual Report, our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, and our Code of Business Conduct, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Delivery of Materials — Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2022 Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Date, Time, and Place — When and where is the 2023 Annual Meeting of Stockholders?

The 2023 Annual Meeting will be held on Thursday, June 1, 2023, at 10:00 A.M., Central Daylight Time, online at www.virtualshareholdermeeting.com/ULTA2023. The Annual Meeting will be accessible only through the internet. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all stockholders regardless of their location. In future years, we intend to use annual meeting formats which allow for the most optimal stockholder participation and experience which may include virtual, in-person, or a combination of formats.

Purpose — What is the purpose of the Annual Meeting of Stockholders?

At our Annual Meeting, stockholders will act upon the matters outlined in this proxy statement and in the Notice of Annual Meeting accompanying this proxy statement.

Questions and Answers

Attending the Annual Meeting — How can I attend the Annual Meeting by virtual presence?

You may attend the Annual Meeting by virtual presence if you were an Ulta Beauty stockholder or joint holder as of the close of business on April 4, 2023, or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting by virtual presence, go to www.virtualshareholdermeeting.com/ULTA2023. If you are a stockholder of record, you will also need to provide your control number found on your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will also need to obtain and submit a “legal proxy” from the broker, trustee or nominee that holds your shares, or otherwise provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 4, 2023, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership, and provide your control number found on the voting instruction form provided by such broker, trustee or nominee. If a stockholder is an entity and not a natural person, the authorized representative must comply with the procedures outlined above and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the online Annual Meeting, provided they comply with the above procedures.

Participating in the Annual Meeting — How can I participate in the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 4, 2023. The Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time. Online check-in will begin at 9:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the meeting, call the telephone number provided on the login page at www.virtualshareholdermeeting.com/ULTA2023. We will have technicians available to assist you.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The other methods by which you may vote are described in the Notice and elsewhere in this proxy statement.

This year’s stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ULTA2023.

Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards, or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction form that you receive to ensure all your shares are voted at the meeting.

Questions and Answers

Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

Most Ulta Beauty stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record or Record Holder and the Notice was sent directly to you by Ulta Beauty. As the stockholder of record, you have the right to grant your voting proxy directly to Ulta Beauty or to vote by attending the Annual Meeting online.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and the Notice was forwarded to you from your broker, trustee, or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee, or nominee how to vote and are also invited to attend the Annual Meeting by virtual presence. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions to your broker, your broker can only vote your shares with respect to “discretionary” items, and may not vote your shares with respect to “non-discretionary” items. All of the proposals on which stockholders are being asked to vote on at the Annual Meeting, with the exception of Proposal 6, the ratification of the appointment of our independent registered public accounting firm, are considered non-discretionary items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Voting — Who can vote and how do I vote?

Only holders of our common stock at the close of business on April 4, 2023 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 4, 2023, we had outstanding and entitled to vote 50,088,578 shares of common stock. Each holder of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet or by telephone by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet or by telephone (as applicable) by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail, via the internet or telephone (as applicable) by following the voting instructions provided to you by your broker, bank, trustee, or nominee.

If you attend the Annual Meeting online, you may also submit your vote at www.virtualshareholdermeeting.com/ULTA2023 at the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder and submit a legal proxy issued in your name.

If you have any questions or need assistance voting, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 800-5190
Banks and Brokers may call collect: (212) 750-5833

Questions and Answers

Revocation of Proxy — May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by (i) the timely delivery of a valid, later-dated proxy, or a timely written notice of revocation with our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440; or (ii) by attending the Annual Meeting virtually and voting at the meeting. Attendance at the Annual Meeting by virtual presence will not, by itself, revoke a proxy.

Quorum — What constitutes a quorum?

Presence at the Annual Meeting, by virtual presence or by proxy, of the holders of a majority of the common stock outstanding on April 4, 2023 will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 4, 2023, 50,088,578 shares of common stock were outstanding. Thus, the presence, virtually at the meeting or by proxy, of the holders of common stock representing at least 25,044,290 shares will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Results — Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting.

Solicitation — Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and distribution of this proxy statement and any additional information furnished to stockholders. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of common stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our directors, officers, or other associates. No additional compensation will be paid to our directors, officers, or other regular associates for such services.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $30,000.

Questions and Answers

Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

Other than the eight proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, David C. Kimbell, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Risk & Compliance Officer and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available to serve as a director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?

Proposals by stockholders that are submitted for inclusion in our proxy materials for our 2024 Annual Meeting of Stockholders must follow the procedures provided in Rule 14a-8 under the Exchange Act. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by December 22, 2023.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy materials but does wish to propose an item of business to be considered at our 2024 Annual Meeting of Stockholders, that stockholder must provide specified information to us no earlier than February 2, 2024 and no later than March 3, 2024. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Questions and Answers

Nomination of Directors — How do I submit a proposed director nominee to the Board of Directors for consideration or use the proxy access provisions of Ulta Beauty’s Bylaws to nominate a director candidate for the 2024 Annual Meeting of Stockholders?

Any stockholder may propose director nominees for consideration by the Board of Directors’ Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualifications for membership on the Board of Directors and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to Ulta Beauty and our stockholders. The section titled “Corporate Governance – Nomination Process – Qualifications” above provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a director, as our Bylaws generally require a stockholder to provide certain information about the nominee, the stockholder, and the shares of Ulta Beauty held by the stockholder and nominee to us in a timely notice (which, for the 2024 Annual Meeting of Stockholders, means notice to us no earlier than February 2, 2024 and no later than March 3, 2024).

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the additional information required by Rule 14a-19 under the Exchange Act no earlier than February 2, 2024 and no later than March 3, 2024.

Our Bylaws also provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy materials for an Annual Meeting of Stockholders. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of no more than 20 stockholders seeking to include their director candidates in our proxy materials must own 3% or more of Ulta Beauty’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any of our proxy materials cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of eleven directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in the proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Ulta Beauty common stock held by each nominating stockholder or group of stockholders. Requests to include stockholder-nominated candidates in our proxy materials for our 2024 Annual Meeting of Stockholders must be received by our Corporate Secretary, at the address of our principal executive offices set forth above, no earlier than November 22, 2023 and no later than December 22, 2023. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws, so we advise stockholders to review our Bylaws.

M	iscellaneous

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2023 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders, David C. Kimbell, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Risk & Compliance Officer and Corporate Secretary, to vote on such matters in accordance with their best judgment.

Your vote is important. Whether or not you plan to attend the Annual Meeting by virtual presence, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction form. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

By Order of the Board of Directors

Jodi J. Caro General Counsel, Chief Risk & Compliance Officer and Corporate Secretary

April 20, 2023

A COPY OF ULTA BEAUTY’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2023 IS AVAILABLE WITHOUT CHARGE THROUGH THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT HTTPS://WWW.ULTA.COM/INVESTOR, AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ULTA BEAUTY, INC., 1000 REMINGTON BLVD., SUITE 120, BOLINGBROOK, IL 60440.

Appendix A

ULTA BEAUTY, INC.

PROPOSED AMENDMENT

to the

Certificate of Incorporation

to Declassify the Board of Directors and Provide for the Annual Election of Directors

Article Six of the Certificate of Incorporation is proposed to be amended as shown below (with additions highlighted in double underlined text and deletions in strike-through text):

At the time this Certificate of Incorporation becomes effective, the Board of Directors of the Corporation shall consist of three (3) directors, but may be increased or decreased from time to time by resolution adopted by the affirmative vote of a majority of directors then in office; provided that the number of directors which shall constitute the whole Board of Directors shall be not less than three (3). The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, until the Corporation’s annual meeting of stockholders to be held in 2025. Class I directors shall be elected at the annual meeting of stockholders to be held in 2023 for a one-year term, and they and any successors shall stand for re-election at the annual meeting of stockholders to be held in 2024; Class II directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders in 2024; Class III directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders in 2025. At each annual meeting of the stockholders commencing with the annual meeting of stockholders to be held in 2025, each director shall be elected for a one-year term. So long as the Board of Directors is classified, each ~~Each~~ class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, ~~initially with Class I directors being elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders, beginning in 2017, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If~~ and if the number of directors is changed, any increase or decrease shall be apportioned among the classes, for such period as they may continue to exist, so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Appendix B

ULTA BEAUTY, INC.

PROPOSED AMENDMENTS

to the

Bylaws

to Provide that Directors may be Removed by the Holders of a Majority of the Shares then Entitled to Vote at an Election of Directors and, if Proposal 2 is Approved, With or Without Cause

Section 3 of Article III of the Bylaws is proposed to be amended as shown below (with additions highlighted in double underlined text and deletions in strike-through text):

Number, Election and Term of Office. The number of directors which shall constitute the whole Board shall be not less than three (3). The exact number of directors shall be determined from time to time by resolution of the Board pursuant to the Certificate of Incorporation. The directors need not be stockholders. Except as otherwise provided in Section 3 of this Article III, directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until such director’s successor is elected and qualified or until the earlier of such director’s resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation as provided in Article VIII, Section 4 of these Bylaws. When one or more directors so resigns, vacancies shall be filled as provided in Section 4 of this Article III. Unless otherwise restricted by or provided in the DGCL or the Certificate of Incorporation, any director or the entire Board may be removed from office at any time, with or without cause, ~~but only for cause and only~~ by the affirmative vote of the holders of a majority ~~66 2/3%~~ of the voting power of the shares of stock of the Corporation then entitled to vote at an election of directors.

Appendix C

ULTA BEAUTY, INC.

PROPOSED AMENDMENT

to the

Certificate of Incorporation

to Replace all Supermajority Voting Standards for Amendments
to the Certificate of Incorporation With a Majority Standard

Article Fourteen of the Certificate of Incorporation is proposed to be amended as shown below (with additions highlighted in double underlined text and deletions in strike-through text):

The Corporation reserves the right to amend, alter, change, waive or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights, preferences and privileges conferred on stockholders, directors, officers, employees, agents and other persons in this Certificate of Incorporation, if any, are granted subject to this reservation. Unless otherwise provided in the DGCL, any provision ~~Notwithstanding any other provisions~~ of this Certificate of Incorporation may be amended by the ~~or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified or permitted by law, this Certificate of Incorporation or the By-Laws of the Corporation), any proposal to amend or repeal, or to adopt any provision of this Certificate of Incorporation inconsistent with ARTICLES SIX, NINE, TEN, ELEVEN and FOURTEEN shall require the affirmative~~ vote of the holders of a majority ~~not less than 66 2/3%~~ of the votes entitled to be cast by the holders of all the then outstanding shares of stock then entitled to vote generally in the election of directors (and where a separate vote by class is required by the DGCL, the vote of the holders of a majority of the votes entitled to be cast by the holders of all the then outstanding shares of such class of stock then entitled to vote generally in the election of directors)~~, voting together as a single class~~.

Appendix D

ULTA BEAUTY, INC.

PROPOSED AMENDMENT

to the

Bylaws

to Replace all Supermajority Voting Standards for
Amendments to the Bylaws With a Majority Standard

Article VIII of the Bylaws is proposed to be amended as shown below (with additions highlighted in double underlined text and deletions in strike-through text):

These By-Laws may be amended, altered, or repealed and new by-laws adopted by the vote of the holders of a majority of the stock which are present in person or by proxy and entitled to vote at the meeting of stockholders (and where a separate vote by class is required by the DGCL, the vote of the majority of shares of such class present in person or represented by proxy at the meeting of stockholders) or at any meeting of the Board by a majority vote. ~~Notwithstanding the foregoing or any other provisions of these By-Laws or the Certificate of Incorporation of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified or permitted by law, these By-Laws or the Certificate of Incorporation of the Corporation), any proposal to amend or repeal, or to adopt any provision of these By-Laws inconsistent with Sections 2 and 11 of Article II, Sections 2 and 3 of Article III and Article VIII of these By-Laws shall require the affirmative vote of the holders of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of stock then entitled to vote generally in the election of directors, voting together as a single class.~~

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V03311-P87875 ULTA BEAUTY, INC. 1000 REMINGTON BLVD. SUITE 120 BOLINGBROOK, IL 60440 ULTA BEAUTY, INC. 1. Election of Directors 1a. Michelle L. Collins 1b. Patricia A. Little 1c. Heidi G. Petz 1d. Michael C. Smith Nominees: The Board of Directors recommends you vote FOR all the following Class I Directors: ! ! ! 3. To approve amendments to our Bylaws to provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors and, if Proposal 2 is approved, with or without cause. 4. To approve an amendment to our Certificate of Incorporation to replace all supermajority voting standards for amendments to the Certificate of Incorporation with a majority standard. 5. To approve an amendment to our Bylaws to replace all supermajority voting standards for amendments to the Bylaws with a majority standard. 6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2023, ending February 3, 2024. 7. Advisory resolution to approve the Company’s executive compensation. 8. Advisory vote on the frequency of future advisory votes on the Company’s executive compensation. The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6 and 7. The Board of Directors recommends you vote 1 YEAR on the following proposal: 2. To approve an amendment to our Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 31, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ULTA2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V03312-P87875 The Proxy Statement and Annual Report to Stockholders for the year ended January 28, 2023 are available at www.proxyvote.com. ULTA BEAUTY, INC. Annual Meeting of Stockholders June 1, 2023 10:00 AM CDT This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints David C. Kimbell and Jodi J. Caro as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ulta Beauty, Inc. held of record by the undersigned on April 4, 2023, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ULTA2023, on June 1, 2023, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side